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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Virtu Financial, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Virtu Financial, Inc.
300 Vesey Street
New York, New York 10282

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 5, 2018

        Notice is hereby given that the 2018 annual meeting of stockholders (the "Annual Meeting") of Virtu Financial, Inc., a Delaware corporation (the "Company", "Virtu" or "we"), will be held on Tuesday, June 5, 2018 at 9:00 a.m. (Eastern Time) at Virtu Financial, Inc., 300 Vesey Street, New York, New York 10282.

        We are holding the meeting for the following purposes:

  1.
  to elect three directors to our board of directors, each to serve as a Class III director for a term of three years expiring at the annual meeting of stockholders to be held in 2021 and until such director's successor has been duly elected and qualified; and

  2.
  to transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Only stockholders of record as of the close of business on April 12, 2018 (the "Record Date") will be entitled to attend or vote at the Annual Meeting or any adjournment or postponement thereof.

        To make it easy to vote, Internet and telephone voting are available. The instructions for voting are on the proxy card.

        If you hold your shares through a bank, broker or other holder of record, please follow the voting instructions you received from the holder of record.

        If you plan to attend the Annual Meeting and you are a registered stockholder, please bring a valid, government-issued photo identification (such as a driver's license or a passport). If you are the beneficial owner of shares held in "street name" through a bank, broker or other intermediary, you should bring proof of ownership of our common stock as of the Record Date and government-issued photo identification. A recent brokerage statement or a letter from your bank, broker or other intermediary that shows your ownership of Virtu common stock as of the Record Date are examples of proof of ownership.

        Use of cameras, recording devices, computers, and other electronic devices, such as smartphones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

        Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we hope you will vote your shares as soon as possible. Please mark, sign, date, and return the accompanying proxy card or voting instruction form in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. Instructions are included on the proxy card and voting instruction form.

By Order of the Board of Directors
/s/ ROBERT GREIFELD Robert Greifeld Chairman

New York, New York
April 25, 2018

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 5, 2018: Virtu's Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2017 are also available at https://materials.proxyvote.com/928254.

VIRTU FINANCIAL, INC.
PROXY STATEMENT
2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 5, 2018

GENERAL INFORMATION

        We are making this proxy statement available to our stockholders on or about April 25, 2018 in connection with the solicitation of proxies by our board of directors for the Annual Meeting, which will be held on Tuesday, June 5, 2018 at 9:00 a.m. (Eastern Time) at Virtu Financial, Inc., 300 Vesey Street, New York, New York 10282. As a stockholder of Virtu, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposal described in this proxy statement. Below are answers to common questions stockholders may have about the Annual Meeting. Our fiscal year ends on December 31.

        We have four classes of authorized common stock. The Class A common stock and the Class C common stock have one vote per share. The Class B common stock and the Class D common stock have 10 votes per share. Shares of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

        TJMT Holdings LLC (the "Founder Member"), an affiliate of Mr. Vincent Viola, our founder and Chairman Emeritus, and other members of the Viola family, holds all of our issued and outstanding Class D common stock and controls approximately 88% of the combined voting power of our outstanding common stock. As a result, it is able to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of substantially all of our assets.

What information is included in this proxy statement?

        The information in this proxy statement relates to the proposal to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of current directors and certain executive officers for the year ended December 31, 2017, and other information.

What are the Proxy Materials?

        The "Proxy Materials" are this proxy statement and our annual report to stockholders, which includes the Form 10-K for the fiscal year ended December 31, 2017.

Why did I receive a one-page notice in the mail regarding the Internet availability of the Proxy Materials instead of a full set of the Proxy Materials?

        Pursuant to rules adopted by the SEC, we have elected to provide access to our Proxy Materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

What items will be voted on at the Annual Meeting and how does the board of directors recommend that I vote?

        There is only one proposal to be voted on at the Annual Meeting, which is the election of three directors to our board of directors, each to serve as a Class III director for a three-year term and until such director's successor has been duly elected and qualified (the "Proposal").

        The board of directors recommends that you vote FOR the Proposal.

        Our amended and restated bylaws (our "bylaws") provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter comes before the Annual Meeting, the proxy holders appointed by our board of directors will have discretion to vote on those matters.

Why am I not being asked to ratify the appointment of the Company's independent registered public accounting firm for the fiscal year ended December 31, 2018?

        As discussed under "Information Regarding Independent Registered Public Accounting Firm" on page 25, the Audit Committee has not yet appointed an independent registered public accounting firm for the fiscal year ended December 31, 2018, as it has elected to initiate a Request for Proposals ("RFP") for the 2018 audit, which we anticipate will be completed during the second quarter of 2018.

Who may vote at the meeting?

        Holders of Class A common stock, Class C common stock and Class D common stock, together as a single class, as of the close of business on April 12, 2018, the Record Date, may vote at the Annual Meeting.

How many votes do I have?

        As of the Record Date, there were:

  •
  91,512,581 shares of Class A common stock outstanding;

  •
  17,066,564 shares of Class C common stock outstanding; and

  •
  79,610,490 shares of Class D common stock outstanding.

        There are no shares of Class B common stock outstanding.

        Holders of Class A common stock are entitled to one vote per share of Class A common stock held as of the Record Date. Holders of Class C common stock are entitled to one vote per share of Class C common stock held as of the Record Date. Holders of Class D common stock are entitled to ten votes per share of Class D common stock held as of the Record Date.

What vote is required for the Proposal?

        For the election of directors, each director must be elected by a plurality of the votes cast. This means that the three nominees receiving the largest number of "FOR" votes will be elected as directors. We do not have cumulative voting.

        Any other proposals that may come before the Annual Meeting will be determined by the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon.

        The Founder Member controls approximately 88% of the combined voting power of our outstanding common stock and, as a result, controls any action requiring the general approval of our stockholders, including the election of our board of directors. The Founder Member has informed us that it intends to vote "FOR" the three nominated directors.

How are abstentions and broker non-votes counted?

        Abstentions (shares present at the meeting in person or by proxy that are voted "abstain") and broker non-votes (explained below) are counted neither for the purpose of establishing the presence of a quorum nor as votes cast in respect of the Proposal.

What constitutes a "quorum"?

        The holders of a majority of the voting power of the combined shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock issued, outstanding and entitled to vote, either in person or represented by proxy, constitute a quorum.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

  •
  Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are a stockholder of record.

  •
  Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. The organization holding your account is considered the stockholder of record. As a beneficial owner, you have the right to direct the organization holding your account on how to vote the shares you hold in your account.

How do I vote?

  •
  Vote by Internet. Visit www.voteproxy.com to vote via the Internet.  Stockholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial stockholders may vote by accessing the website specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

  •
  Vote by Telephone. Call toll-free 1-800-690-6903 in the United States or from foreign countries from any touch-tone telephone and follow the instructions. Stockholders of record may submit proxies using any touch-tone telephone from within the United States by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the Proxy Materials were requested, the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

  •
  Vote by Mail.  Stockholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany the printed Proxy Materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see "How are abstentions and broker non-votes counted?" regarding whether your broker, bank or other holder of record may vote your uninstructed shares on the Proposal.

  •
  Vote in Person at the Annual Meeting.  All stockholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you decide not to attend.

Can I change my vote after submitting a proxy?

        Stockholders of record may revoke their proxy at any time before it is exercised at the Annual Meeting by (i) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked to Virtu Financial, Inc., 300 Vesey Street, New York, New York 10282, Attn: Secretary, (ii) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person. If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

If I hold shares in street name through a broker, can the broker vote my shares for me?

        If you hold your shares in street name and you do not vote, the broker or other organization holding your shares can vote on certain "routine" proposals but cannot vote on other proposals. The Proposal (election of directors) is not considered a "routine" proposal. If you hold shares in street name and do not vote on the Proposal, your shares will not be voted in respect of the Proposal and will be counted as "broker non-votes."

Who is paying for this proxy solicitation?

        We are paying the costs of the solicitation of proxies. Members of our board of directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding Proxy Materials to their customers who are street name holders and obtaining their voting instructions.

What do I need to do if I want to attend the meeting?

        You will need to provide evidence that you are a stockholder as of the Record Date. If you plan to attend the Annual Meeting and you are a registered stockholder, please bring a valid, government-issued photo identification (such as a driver's license or a passport). If you are the beneficial owner of shares held in "street name" through a bank, broker or other intermediary, in addition to government-issued photo identification, you should bring proof of ownership of our common stock as of the Record Date. A recent brokerage statement or a letter from your bank, broker or other intermediary that shows your ownership of our common stock as of the Record Date are examples of proof of ownership.

        Use of cameras, recording devices, computers, and other electronic devices, such as smartphones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Where can I find voting results?

        Final voting results from the Annual Meeting will be filed with the Securities and Exchange Commission ("SEC") on a Current Report on Form 8-K within four business days of the Annual Meeting (including the Annual Meeting date).

I share an address with another stockholder. Why did we receive only one set of Proxy Materials?

        We may satisfy SEC rules regarding delivery of our Proxy Materials, including our proxy statement, or delivery of the Notice of Internet Availability of Proxy Materials by delivering a single copy of these documents to an address shared by two or more stockholders. This process is known as "householding." To the extent we have done so, we have delivered only one set of the Proxy Materials or one Notice of Internet Availability of Proxy Materials, as applicable, to stockholders who share an address with another stockholder, unless contrary instructions were received prior to the mailing date. We undertake to promptly deliver, upon written or oral request, a separate copy of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2017 and/or our Notice of Internet Availability of Proxy Materials, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. To make such a request, please follow the instructions on our Notice of Internet Availability of Proxy Materials.

        If your shares are held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our annual report including our Form 10-K for the fiscal year ended December 31, 2017 and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, please contact your brokerage firm or bank. If your brokerage firm or bank is unable or unwilling to assist you, please contact our Investor Relations department at our executive office by calling (212) 418-0100. Stockholders sharing an address who are receiving multiple copies of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials may request to receive a single copy of the Proxy Materials and/or our Notice of Internet Availability of Proxy Materials, either now or in the future, by contacting our Investor Relations department at our executive office by calling (212) 418-0100.

Whom should I contact if I have additional questions?

        You can contact our Investor Relations department or at our executive office at (212) 418-0100. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

        We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These filings are available on the Investor Relations page of our corporate website at www.virtu.com. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including financial statements and schedules and amendments thereto filed with the SEC, are also available without charge to stockholders upon written request addressed to:

 Virtu Financial, Inc.
Attn: Investor Relations
300 Vesey Street
New York, New York 10282

PROPOSAL: ELECTION OF DIRECTORS

        At the Annual Meeting, stockholders will vote to elect the three nominees named in this proxy statement as Class III directors. Each of the Class III directors elected at the Annual Meeting will hold office until the 2021 annual meeting of Stockholders and until his successor has been duly elected and qualified. Our board of directors has nominated General John Philip Abizaid (Ret.), John D. Nixon and Michael T. Viola to serve as Class III directors for terms expiring at the 2021 annual meeting of Stockholders and until each of their successors has been duly elected and qualified. The persons named as proxies will vote to elect Gen. Abizaid and Messrs. Nixon and Viola unless a stockholder indicates that his or her shares should be withheld with respect to one or both of such nominees.

        In the event that any nominee for Class III director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. All the nominees are currently serving as directors and we do not expect that the nominees will be unavailable or will decline to serve.

        Our board of directors recommends that you vote FOR each of the nominees for our board of directors in this Proposal.

 DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

        The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement.

Name	Age	Position
Vincent Viola	62	Founder and Chairman Emeritus
Douglas A. Cifu	52	Chief Executive Officer and Director
Robert Greifeld	60	Chairman of the Board of Directors
General John Philip Abizaid (Ret.)	67	Director
William F. Cruger, Jr.	59	Director
John D. Nixon	62	Director
Christopher C. Quick	60	Director
John F. (Jack) Sandner	76	Director
Michael T. Viola	31	Director
Glenn Hutchins	62	Director
Joseph J. Grano, Jr.	70	Director
Joseph Molluso.	49	Executive Vice President and Chief Financial Officer
Stephen Cavoli	49	Executive Vice President, Markets

        Set forth below is a brief biography of each of our executive officers and directors.

        On September 11, 2017, the Company announced the departure of Venu Palaparthi, Senior Vice President, Compliance, Regulatory and Government Affairs, effective as of September 11, 2017. For additional information, please see the Current Reports on Form 8-K filed by the Company with the SEC on September 15, 2017 and October 4, 2017.

Directors

Class III Directors

        The term of the following three Class III directors will expire at the Annual Meeting. Gen. Abizaid and Messrs. Nixon and Viola are the only nominees for election at the Annual Meeting,

for a term that will expire at the 2021 annual meeting of Stockholders and until each of their successors has been duly elected and qualified.

        General John Philip Abizaid (Ret.) became a member of our board of directors in April 2015 and has been a member of the board of directors of Virtu Financial LLC ("Virtu Financial") since July 2011. Since 2007, Gen. Abizaid has served as an international business and leadership consultant. Gen. Abizaid retired from the U.S. Army in 2007 after 34 years of service, during which time he rose from an infantry platoon leader to become a four-star general and the longest-serving commander of U.S. Central Command. During his distinguished career, his command assignments ranged from infantry combat to delicate international negotiations. Gen. Abizaid serves as the Distinguished Chair of the Combating Terrorism Center at West Point. He has been a member of the Council on Foreign Relations and the International Institute for Strategic Studies, and served as a Director of the George Olmsted Foundation. In addition to serving on our board, Gen. Abizaid serves on the board of directors for USAA and RPM, Inc. Gen. Abizaid's extensive international, military and governmental experience and previous service on the boards of other companies adds significant value to our board of directors and to our Company.

        John D. Nixon became a member of our board of directors in May 2015. Mr. Nixon has more than 30 years of international experience in the interdealer broker industry with ICAP plc ("ICAP") and, previously, with Tullett Prebon. He served as a non-executive director of ICAP from 1998 to 2002 and was appointed an executive director in May 2008. Mr. Nixon was a member of ICAP's Global Executive Management Group since 2003 with responsibility during that period for business divisions and strategic acquisitions. He represented the ICAP Americas businesses to the ICAP board, was chairman of the i-Swap business and had been responsible for the implementation of the ICAP Swap Execution Facility. Mr. Nixon holds a degree in Commerce from Queen's University, Ontario. On March 31, 2015, Mr. Nixon retired from the ICAP board. In addition to serving on our board, Mr. Nixon serves as a Senior Advisor to Teneo Holdings. Mr. Nixon's extensive business experience in the interdealer broker industry adds significant value to our board of directors.

        Michael T. Viola became a member of our board of directors in April 2016. Mr. Viola previously served the Company in a variety of roles since 2011, most recently as a senior trader focused on foreign exchange products and global commodities. Mr. Viola currently serves as the President of the Viola family's private investment office, located in New York City. In addition, Mr. Viola is a member of the board of directors of Independent Bank Group, Inc., which he joined in February 2013. Mr. Viola also served on the board of a family-founded nonprofit organization focused on Catholic education initiatives in inner-city communities from 2010 to 2011. Mr. Viola's significant experience in electronic market making and his experience as the director of another public company adds significant value to our board of directors.

Class I Directors

        The term of the following four Class I directors will expire at the 2019 Annual Meeting of Stockholders.

        William F. Cruger, Jr. became a member of our board of directors in April 2015 and has been a member of the board of directors of Virtu Financial since February 2015. He was most recently Vice Chairman of Investment Banking at J.P. Morgan and Co., where he was responsible for key client relationships on a global basis. Previously, Mr. Cruger held a number of senior positions at J.P. Morgan, including Managing Director in the Financial Institutions group from 1996 to 2011. During this time, he also oversaw the rationalization of the firm's private equity investments in trading platforms and related ventures at Lab Morgan from 2000 to 2001. Prior to this, Mr. Cruger ran the firm's investment banking practices in Japan from 1991 to 1996, Latin America from 1989 to 1991 and Emerging Asia from 1984 to 1988. Mr. Cruger currently serves on the board of MarketAxess

Holdings Inc. and People's United Financial, Inc., and has previously served on the boards of Archipelago Holdings, Inc., CreditTrade, Inc. and Capital IQ, Inc. He has an M.B.A. from Columbia University and a B.A. from Clark University. Mr. Cruger's extensive experience in financial markets and financial leadership adds significant value to our board of directors.

        Glenn Hutchins became a member of our board of directors in July 2017. Mr. Hutchins is co-founder of North Island L.L.C. ("North Island"), a financial services technology investment firm based in New York, New York, which was founded in 2017. Mr. Hutchins has served as Chairman of Tide Mill, LLC, the Hutchins family office, formerly North Island, LLC, in New York, New York, since 2004. He is also co-founder of Silver Lake Partners, a technology investment firm based in New York, New York and Menlo Park, California, which was founded in 1999, and where Mr. Hutchins served as co-CEO until 2011 and as Managing Director from 1999 until 2011. Prior to that, Mr. Hutchins was Senior Managing Director at The Blackstone Group from 1994 to 1999. Mr. Hutchins served as Chairman of the Board of SunGard Data Systems Inc., a software and technology services company, from 2005 until 2015. He is a Director of the Federal Reserve Bank of New York and Vice Chairman of the Brookings Institution. Previously, Mr. Hutchins served as a Special Advisor in the White House on economic and health-care policy from 1993 to 1994 and as Senior Advisor on the transition of the federal administration from 1992 to 1993. He holds an A.B. from Harvard College, an M.B.A. from Harvard Business School, and a J.D. from Harvard Law School. Mr. Hutchins' qualifications to serve on our board of directors include his extensive experience and expertise in the technology and financial sectors, his public policy experience, and his strong strategic focus.

        Christopher C. Quick became a member of our board of directors in April 2016. Mr. Quick has more than 30 years of experience in the securities and financial services industries. He is the former CEO of Banc of America Specialist, Inc., a wholly owned subsidiary of Bank of America Corporation and member firm of the New York Stock Exchange ("NYSE"). He is also a past Vice Chairman of Global Wealth and Investment Management with Bank of America. From 1982 to 2004, he served as Chairman and Chief Executive Officer of Q&R Specialist, JJC Specialist and Fleet Specialists where he remained following the firm's acquisition by Bank of America Corporation. He is a member of the board of directors of The Alfred E. Smith Memorial Foundation Inc. and Mutual of America. He is also a former member of the NYSE Board of Directors, the board of directors of KCG and the Board of Trustees for the Boys Club of New York. Mr. Quick received a B.S. in Finance from Fairfield University in 1979. Mr. Quick's qualifications to serve on our board of directors include his significant experience in the financial services and securities industries, including in the specialist business, and in senior leadership roles and his substantial experience with post-merger and acquisition integration matters.

        Vincent Viola is our founder and has served as a member and Chairman Emeritus of our board of directors since July 2017. From November 2013 until July 2017, Mr. Viola served as our Executive Chairman and Chairman of our board of directors. He previously served as Chief Executive Officer and Chairman of the board of directors of Virtu Financial and its predecessors since April 2008. Mr. Viola is one of the nation's foremost leaders in electronic trading. He was the founder of Virtu Financial Operating LLC ("Virtu East") in 2008, a founder of Madison Tyler Holdings, LLC ("Madison Tyler Holdings") in 2002 and is the former Chairman of the New York Mercantile Exchange ("NYMEX"). Mr. Viola started his career in the financial services industry on the floor of the NYMEX and became Vice Chairman from 1993 to 1996 and Chairman from 2001 to 2004. Mr. Viola graduated from the U.S. Military Academy at West Point in 1977. He later graduated from the U.S. Army Airborne, Infantry and Ranger Schools and served in the 101st Airborne Division. In 1983, he graduated from New York Law School. Mr. Viola's extensive business experience in the financial services industry provides our board of directors with valuable knowledge and experience in the electronic trading and market making business. In addition, as our founder, Mr. Viola has successfully led Virtu since its inception and provides our board of directors with valuable insight regarding strategic decisions and the future direction of our Company.

Class II Directors

        The term of the following four Class II directors will expire at the 2020 Annual Meeting of Stockholders.

        Douglas A. Cifu has been our Chief Executive Officer and a member of our board of directors since November 2013. He previously served as Virtu Financial's President and Chief Operating Officer and has served on its board of directors since co-founding the firm in April 2008. Prior to co-founding Virtu, Mr. Cifu was a partner at the international law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, where he practiced corporate law from 1990 to 2008. Mr. Cifu also serves on the board of directors of Independent Bank Group, Inc., a regional bank holding company. Mr. Cifu completed his J.D. at Columbia Law School in 1990 and received his B.A. from Columbia University in 1987, from which he graduated magna cum laude. Mr. Cifu's experience as a corporate attorney provides us with valuable insight regarding acquisitions, debt financings, equity financings and public markets.

        Joseph J. Grano, Jr. became a member of our board of directors in October 2017. He has been a director of Aevi Genomic Medicine, Inc. (NASDAQ:GNMX), a biopharmaceutical company, since March 2013, and he also has more than 30 years of experience in the securities and financial services industries. Since 2004, he has served as Chairman and CEO of Centurion Holdings LLC, a provider of advisory services to public and private clients on business strategy and capital markets access. From 2001 to 2004, he was Chairman and CEO of UBS Financial Services Inc. (formerly UBS PaineWebber), where he was instrumental in helping to bring about the merger of PaineWebber with UBS in 2000. Prior to joining PaineWebber, he held various senior management positions with Merrill Lynch & Co., including Director of National Sales. Mr. Grano also serves as Chairman and CEO of root9B Holdings, Inc. (OTC PINK: RTNB), a cybersecurity and regulatory risk mitigation company and as Chairman of the Board of Governors of the National Association of Securities Dealers (NASD) (predecessor to the Financial Industry Regulatory Authority (FINRA)), and was formerly a member of the NASD's Executive Committee. In addition to his industry experience, Mr. Grano serves as a member of the City University of New York's Business Leadership Council and President of the Advisory Board of Law Enforcement Against Drugs, and from 2002 until 2005 served as the Chairman of the Homeland Security Advisory Council. He has also previously served as the Vice Chairman of the Queens College Foundation Board of Trustees, and has previously sat on the board of directors of the YMCA of Greater New York and on the board of Lenox Hill Hospital, among his other civic and philanthropic endeavors. Mr. Grano holds Honorary Doctorate of Law degrees from Pepperdine University and Babson College as well as Honorary Doctor of Humane Letters degrees from Queens College, City University of New York and Central Connecticut State University. In addition, he holds an Honorary Doctor of Business Administration degree from the University of New Haven. Mr. Grano's previous senior leadership roles in the financial securities industry and public company experience provide a valuable insight regarding strategic decisions and add value to our board of directors.

        Robert Greifeld became a member and the Chairman of our board of directors in July 2017. Mr. Greifeld is a co-founder of North Island. He previously served as Chairman of the board of directors of The Nasdaq Stock Market LLC ("NASDAQ") until May 10, 2017 and as Chief Executive Officer of NASDAQ from 2003 to 2016. During his tenure, Mr. Greifeld led NASDAQ through a series of complex, innovative acquisitions that extended the company's footprint from a single U.S. equity exchange to a global exchange and technology solutions provider, nearly quadrupling revenue, growing annual operating profits by more than 24 times and achieving a market value of over $11 billion. Mr. Greifeld is a member of the Economic Club of New York and the NYU Stern Board of Overseers. He is founder and Chairman of the USA Track & Field Foundation, which supports emerging athletes and inner-city youth athletics. Mr. Greifeld holds a Masters in Business from New York University, Stern School of Business, and a B.A. in English from Iona College. Mr. Greifeld's previous industry leadership service adds significant value to our board of directors.

        John F. (Jack) Sandner became a member of our board of directors in April 2015 and has been a member of Virtu Financial's board of directors since November 2011. Mr. Sandner has served as a member of the board of directors of CME Group Inc. since 1978 and has been a member of CME for more than 30 years. He also served as Special Policy Advisor from 1998 to 2005. Previously, he served as Chairman of the board of CME Group Inc. for 13 years. Mr. Sandner has served as Chairman of E*Trade Futures, LLC since 2003. Mr. Sandner previously served as President and CEO of RB&H Financial Services, L.P., a futures commission merchant and clearing firm ("RB&H Financial Services"), from 1985 to 2003. RB&H Financial Services is now a division of MF Global. Mr. Sandner serves as a consultant to RB&H Financial Services. Mr. Sandner currently serves on the board of the National Futures Association and serves as one of our board representatives on the Dubai Mercantile Exchange. Mr. Sandner currently serves on the board of CME Group Inc. and Echo Global Logistics, Inc. and previously served on the board of Click Commerce Inc. Mr. Sandner's extensive business experience in the electronic market making business and his previous service on the boards of other public companies adds significant value to our board of directors.

Executive Officers

        Stephen Cavoli has been our Executive Vice President, Markets since December 2017, and previously served as our Senior Vice President, Strategy and Market Development since September 2015. Prior to joining Virtu, Mr. Cavoli was a Managing Director at Morgan Stanley in the electronic trading group, where he served in various roles from April 2004 to September 2015. Mr. Cavoli previously held positions at Instinet where he focused on U.S. equities trading and execution. Mr. Cavoli graduated from the U.S. Military Academy at West Point in 1992 and has served as an Infantry Officer in the United States Army.

        Joseph Molluso has been our Executive Vice President and Chief Financial Officer since November 2013. Prior to joining Virtu, Mr. Molluso was a Managing Director in Investment Banking at J.P. Morgan from March 2006 to November 2013, where he provided strategic advice to financial institutions with a focus on market structure related companies. Mr. Molluso started his career as an investment banker specializing in financial services companies in 1997 at Donaldson, Lufkin & Jenrette and its successor, Credit Suisse, where he helped establish the global financial technology group. Mr. Molluso received his M.B.A. from New York University in 1997 and his B.B.A. from Pace University in 1991.

Board Composition

        Our board of directors consists of eleven directors. In accordance with our amended and restated certificate of incorporation and bylaws, the number of directors on our board of directors will be determined from time to time by the board of directors but shall not be less than three persons nor more than 20 persons.

        Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors. In addition, at any point prior to the occurrence of the time at which the Founder Member or any of its affiliates or permitted transferees no longer beneficially own shares representing 25% of our issued and outstanding common stock (the "Triggering Event"), vacancies on the board of directors may also be filled by the affirmative vote of a majority of our outstanding shares of common stock.

        Until the Triggering Event occurs, any director may be removed with or without cause by the affirmative vote of a majority of our outstanding shares of common stock. Thereafter, directors may be removed only for cause by the affirmative vote of at least 75% of our outstanding shares of common stock. At any meeting of the board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

        Our amended and restated certificate of incorporation provides that the board of directors is divided into three classes of directors, with staggered three-year terms, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of the board of directors will be elected each year.

Controlled Company Status

        As the Founder Member currently controls more than 50% of our combined voting power, we are considered a "controlled company" for the purposes of NASDAQ rules and corporate governance standards. As a "controlled company," we are permitted and have elected not to comply with certain NASDAQ corporate governance requirements, including those that would otherwise require our board of directors to have a majority of independent directors and require that we either establish Compensation and Nominating and Corporate Governance Committees, each composed entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the board of directors.

Director Independence

        Our board of directors has determined that Messrs. Abizaid, Cruger, Grano, Greifeld, Hutchins, Nixon, Quick and Sandner are each "independent directors" as such term is defined by the applicable rules and regulations of NASDAQ.

Family Relationships of Directors and Executive Officers

        Other than Michael T. Viola, who is the son of Vincent Viola, our founder and Chairman Emeritus, none of the current directors or officers, or nominees for director, is related to any other officer or director of the Company or to any nominee for director.

Board of Directors Leadership Structure

        We currently separate the roles of chairman of the board of directors and chief executive officer. Mr. Greifeld serves as chairman of our board of directors. This structure enables the board of directors to effectively exercise its role in oversight of Virtu while allowing our Chief Executive Officer to focus on the management of the day-to-day conduct of our business. The board may review and change its leadership structure in the future.

Board of Directors Role in Risk Oversight

        It is the duty of our board of directors to serve as a prudent fiduciary for stockholders and to oversee the management of our Company.

        Our Risk Committee, under powers delegated to it by our board of directors, is responsible for overseeing areas of risk that are not the primary responsibility of another committee of our board of directors or retained for oversight of the full board, including (i) cybersecurity, information security and information technology risk, (ii) trading, capital and liquidity risk and (iii) enterprise risk.

        Our Audit Committee, under powers delegated to it by our board of directors, is also responsible for discussing with management the major financial, legal, compliance and other significant risks. Our

Audit Committee works directly with members of senior management and our internal audit team to review and assess (i) the adequacy of the Company's internal controls, including significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data, and management's response and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. In addition, the Audit Committee meets as appropriate (i) as a committee to discuss our risk management policies and exposures and (ii) with our independent auditors to review our internal control environment and potential significant risk exposures.

        Our Compensation Committee oversees the management of risks relating to our executive compensation programs and employee benefit plans. In fulfilling its duties, the Compensation Committee reviews at least annually our executive compensation programs, meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions and reports as appropriate to our board of directors.

        The Nominating and Corporate Governance Committee oversees the management of risks relating to our corporate governance structure and director selection process.

        Our board of directors as a whole also engages in the oversight of risk in various ways. It sets goals and standards for our employees, officers and directors. During the course of each year, our board of directors reviews the structure and operation of various of our departments and functions. In these reviews, our board of directors discusses with management material risks affecting those departments and functions and management's approach to mitigating those risks. Our board of directors also reviews and approves management's operating plans and any risks that could affect the results of those operating plans. In its review and approval of Annual Reports on Form 10-K (including any amendments thereto), our board of directors reviews our business and related risks, including as described in the "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the reports. The Audit Committee reviews these risks quarterly in connection with the preparation of Quarterly Reports on Form 10-Q.

        When our board of directors reviews particular transactions and initiatives that require its approval, or that otherwise merit its involvement, it generally includes related analysis and risk mitigation plans among the matters addressed with senior management. The day-to-day identification and management of risk is the responsibility of our management. As the market environment, industry practices, regulatory requirements and our business evolve, we expect that senior management and our board of directors will respond with appropriate risk mitigation strategies and oversight.

Board and Committee Meetings; Annual Meeting Attendance

        During the year ended December 31, 2017:

  •
  the board of directors held eight meetings and acted by written consent six times;

  •
  the Audit Committee held six meetings and acted by written consent one time;

  •
  the Risk Committee held one meeting and did not act by written consent;

  •
  the Nominating and Corporate Governance Committee held three meetings and did not act by written consent; and

  •
  the Compensation Committee held three meetings and acted by written consent one time.

        In the year ended December 31, 2017, no member of our board of directors attended fewer than 75% of the aggregate of: (i) the total number of meetings of the board of directors (held during the period for which he or she has been a director) and (ii) the number of meetings held by all committees of the board of directors (during the periods that he or she served on such committees).

        According to our Corporate Governance Guidelines, our directors are expected to attend the annual meeting of stockholders, meetings of the board of directors and meetings of committees on which they serve and to spend the time needed, and meet as frequently as necessary, to properly discharge their responsibilities. Two of our directors attended our 2017 annual meeting of stockholders. Directors are expected to review meeting materials prior to board of director and committee meetings and, when possible, should communicate in advance of meetings any questions or concerns that they wish to discuss so that management will be prepared to address the same. Each director's attendance at, and preparation for, board of director meetings and meetings of committees on which they serve shall be considered by the Nominating and Corporate Governance Committee when recommending director nominees.

Board Committees

        Our board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. Under the rules of NASDAQ, the membership of the Audit Committee is required to consist entirely of independent directors. As a controlled company (see "Controlled Company Status" on page 11 of this proxy statement), we are not required to have fully independent Compensation and Nominating and Corporate Governance Committees. The following is a brief description of our committees.

Audit Committee

        We have a separately designated standing Audit Committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Our Audit Committee assists the board of directors in monitoring the audit of our financial statements, our independent auditors' qualifications and independence, the performance of our audit function and independent auditors and our compliance with legal and regulatory requirements. Our Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. Our Audit Committee also reviews and approves related party transactions as required by the rules of NASDAQ. Our board of directors has adopted a written charter for the Audit Committee, which is available on our corporate website at http://ir.virtu.com/corporate-governance/default.aspx. The information on our website is not part of this proxy statement.

        Messrs. Cruger, Quick, Sandner and Grano are the members of our Audit Committee. The board of directors has determined that Mr. Cruger qualifies as an "audit committee financial expert" as such term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act") and that each of Messrs. Cruger, Quick, Sandner and Grano is "independent" for purposes of Rule 10A-3 of the Exchange Act and under the listing standards of NASDAQ. The designation of "audit committee financial expert" does not impose on Mr. Cruger any duties, obligations or liabilities that are greater than are generally imposed on members of our Audit Committee and our board of directors.

Compensation Committee

        Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Chief Executive Officer annually reviews the performance of each of the other executive officers relative to individual and corporate annual performance goals established for the year. The Chief Executive Officer then presents his compensation recommendations based on these reviews to the Compensation Committee. Once the Compensation Committee has reviewed and evaluated executive performance, recommendations are made to the board of directors for approval. The board of directors subsequently approved 2017 director and executive compensation arrangements based on the Compensation Committee's recommendations, the recommendations of the Compensation Committee's compensation consultant (described below) and the collective judgment of the board's members.

        Pursuant to the written charter of the Compensation Committee, the Compensation Committee may form and delegate authority to subcommittees when appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirements of the Company's corporate governance guidelines and the rules and regulations of NASDAQ, including any applicable "controlled company" exemption. Additionally, pursuant to its written charter, the Compensation Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant's fees and all other terms of the engagement. In 2017, at the recommendation of the Company's management, the Compensation Committee engaged F.W. Cook as its independent compensation consultant to determine and recommend the amount and form of compensation for the Company's Chief Executive Officer, evaluating and making recommendations with respect to the remuneration of the members of our board of directors and the Company's Chief Executive Officer.

        Our Compensation Committee also administers the issuance of awards under the Virtu Financial, Inc. 2015 Management Incentive Plan, and the Virtu Financial, Inc. Amended and Restated 2015 Management Incentive Plan (the "2015 Plan"). The written charter for the Compensation Committee, which has been adopted by our board of directors, is available on our corporate website at http://ir.virtu.com/corporate-governance/default.aspx. The information on our website is not part of this proxy statement.

        Gen. Abizaid and Messrs. Nixon, Sandner and Greifeld are the members of our Compensation Committee. Because we are a "controlled company" under the rules of NASDAQ (see "Controlled Company Status" on page 11 of this proxy statement), our Compensation Committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the Compensation Committee accordingly in order to comply with such rules.

Nominating and Corporate Governance Committee

        Our Nominating and Corporate Governance Committee selects or recommends that the board of directors select candidates for election to our board of directors, develops and recommends to the board of directors corporate governance guidelines that are applicable to us and oversees board of director and management evaluations. In addition, our Nominating and Corporate Governance Committee recommends to our board of directors for approval director nominees, consistent with our director qualifications criteria and any obligations under its contractual arrangements. Our board of directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at http://ir.virtu.com/corporate-governance.cfm. The information on our website is not part of this proxy statement.

        Gen. Abizaid and Messrs. Vincent Viola and Greifeld are the members of our Nominating and Corporate Governance Committee. Because we are a "controlled company" under the rules of NASDAQ (see "Controlled Company Status" on page 11 of this proxy statement), our Nominating and Corporate Governance Committee is not required to be fully independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the Nominating and Corporate Governance Committee accordingly in order to comply with such rules. Mr. Vincent Viola is not independent.

Policy Regarding Director Nominations

        Our Nominating and Corporate Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers or stockholders and/or engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating and Corporate Governance Committee evaluates all factors that it deems appropriate, including the number of current directors, as well as the qualifications set forth in our Corporate Governance Guidelines, including the highest personal and professional ethics, integrity, high performance standards and history of achievements, and ability to provide wise and thoughtful counsel on a broad range of issues. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of our board of directors.

        The Nominating and Corporate Governance Committee may engage a third party to conduct or assist with this evaluation. Ultimately, the Nominating and Corporate Governance Committee seeks to recommend to the board of directors those nominees whose specific qualities, experience and expertise will augment the current board of directors' composition and whose past experience evidences that they will: (1) dedicate sufficient time, energy and attention to ensure the diligent performance of board duties; (2) comply with the duties and responsibilities set forth in our Corporate Governance Guidelines and in our bylaws; (3) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in Delaware; and (4) adhere to our Code of Conduct and Ethics.

        In its discretion, the Nominating and Corporate Governance Committee will also consider recommendations of qualified nominees by stockholders by evaluating the same factors as described above.

        In addition to the board process described above, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must meet certain deadlines established by our by-laws and provide certain information required by our bylaws. For a description of the process for nominating directors in accordance with our bylaws, see "Additional Information" on page 41 of this proxy statement.

Risk Committee

        Our Risk Committee was established in 2017 and assists our board of directors in its oversight of the Company's risk management activities, with particular focus on (i) cybersecurity, information security and information technology risk, (ii) trading, capital and liquidity risk and (iii) enterprise risk. Our Risk Committee will also oversee and receive reports from the Company's Chief Risk Officer on the Company's risk assessment and risk management activities and may conduct or oversee stress testing or scenario testing. Our board of directors has adopted a written charter for the Risk Committee, which is available on our corporate website at http://ir.virtu.com/corporate-governance.cfm. The information on our website is not part of this proxy statement.

        Messrs. Hutchins, Quick and Michael Viola are the members of our Risk Committee. Our Risk Committee is not required to be fully independent, although if such rules change in the future, we will adjust the composition of the Risk Committee accordingly in order to comply with such rules.

Communication with the Board of Directors

        Any stockholder or other interested parties who would like to communicate with our board of directors, the independent directors as a group or any specific member or members of our board of directors should send such communications to the attention of our Secretary, at Virtu Financial, Inc., 300 Vesey Street, New York, New York 10282. Communications should contain instructions on which member or members of the board of directors the communication is intended for, if applicable. In general, such communication will be forwarded to the intended recipients. However, the Secretary may, in his discretion, decline to forward any communications that are abusive, threatening or otherwise inappropriate.

Compensation Committee Interlocks and Insider Participation

        During the year ended December 31, 2017, no member of the Compensation Committee was one of our officers or employees. None of our executive officers serves on the Compensation Committee or board of directors of any other company of which any of the members of our Compensation Committee or any of ours directors is an executive officer.

Code of Conduct and Ethics

        We have adopted a code of conduct and ethics applicable to our employees, officers and directors. A copy of that code is available on our corporate website at http://ir.virtu.com/corporate-governance.cfm. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The information on our website is not part of this proxy statement.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table shows the compensation earned by our founder and Chairman Emeritus, our principal executive officer and our two most highly compensated executive officers who were serving as executive officers as of December 31, 2017, whom we refer to collectively as our "named executive officers," for the fiscal years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)		Option Awards($)(1)	All Other Compensation($)		Total ($)
Vincent Viola	2017	—	—	—		—	—		—
Founder and Chairman	2016	—	—	—		—	—		—
Emeritus
Douglas A. Cifu	2017	1,000,000	1,000,000	1,500,000	(1)	—	72,854	(2)	3,572,854
Chief Executive Officer	2016	1,000,000	—	—		—	86,089	(2)	1,086,089
Joseph Molluso	2017	500,000	700,000	1,050,000	(1)	—	—		2,250,000
Executive Vice President	2016	500,000	750,000	735,415	(3)	—	—		1,985,415
and Chief Financial Officer
Stephen Cavoli	2017	400,000	400,000	—		—	—		800,000
Executive Vice President, Markets

(1)
This amount represents the grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to (i) the grant of restricted stock units and (ii) fully vested shares of our Class A common stock. Assumptions used in calculating these amounts are described in Note 16 of the Company's audited financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2)
This amount represents the cost of providing transportation services to Mr. Cifu.

(3)
This amount represents the grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to (i) the grant of restricted stock units and (ii) fully vested shares of our Class A common stock. Assumptions used in calculating these amounts are described in Note 14 of the Company's audited financial statements for the fiscal year ended December 31, 2016 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

        Each of Messrs. Cifu and Molluso and affiliates of Mr. Viola has received, and will continue to receive, distributions in respect of their direct and indirect equity holdings in Virtu Financial.

Employment Agreements and Restrictive Covenant Agreements

Employment Agreement with Mr. Viola

        The employment agreement entered into with Mr. Viola became effective as of April 14, 2015 (the day prior to the pricing date of our initial public offering), and has an initial term of three years with automatic renewals for successive one-year terms thereafter unless either we or the executive provides notice of non-renewal at least ninety days in advance of the expiration of the then-current term. However, if a change in control of the Company occurs at a time when there are less than two years remaining in the term, the term will automatically be extended so that the expiration date is two years from the effective date of the change in control.

        The employment agreement with Mr. Viola provides that he will serve as our Executive Chairman, and report to our board of directors; however, as of July 2017, Mr. Greifeld assumed the role of Chairman of our board of directors and Mr. Viola transitioned to the role of Chairman Emeritus. During the term, Mr. Viola's principal place of employment is in our principal office in New York, New York. Mr. Viola's employment agreement further provides that to the extent such activities do not significantly interfere with the performance of his duties, service and responsibilities, Mr. Viola is permitted to manage his personal, financial and legal affairs, serve on civic or charitable boards and committees and, to the extent approved by our board of directors, serve on corporate boards and committees; provided that Mr. Viola is permitted to continue to be engaged in, or provide services to, certain specified businesses and activities, and to become engaged in, or provide services to, any other business or activity, to the extent that he reasonably believes that such business or activity is not appropriate for us to pursue.

        The employment agreement provides for a base salary of $1, and provides Mr. Viola with the opportunity to earn a discretionary annual bonus based on such business objectives and/or business performance as determined by the non-employee members of our board of directors or our compensation committee in their or its sole discretion. The employment agreement with Mr. Viola provided for a one-time grant of stock options with respect to shares of our Class A common stock.

        The employment agreement provides that Mr. Viola is entitled to participate in all of our benefit plans and programs, and to receive perquisites, commensurate with his position, that are provided by us from time to time for our senior executives generally, and to receive director and officer indemnification and insurance protection. If Mr. Viola elects to seek reimbursement for the use of his privately owned aircraft for business purposes, he will be reimbursed at the then-prevailing charter rates for his aircraft.

        The employment agreement includes an acknowledgment from Mr. Viola that he is bound by the confidentiality and restrictive covenant provisions set forth in the Third Amended and Restated Limited Liability Company Agreement of Virtu Financial (the "Amended and Restated Virtu Financial LLC Agreement"), which provides for confidentiality and non-disparagement restrictions, as well as non-compete and non-solicitation restrictions until the third anniversary on which Mr. Viola ceases to be an officer, director or employee of ours. The employment agreement also provides that we will pay as incurred, to the fullest extent permitted by law, all legal fees and expenses that Mr. Viola incurs as a result of any contest (regardless of the outcome) by us, Mr. Viola or others of the validity or enforceability of, or liability under, any provision of the employment agreement or any guarantee of performance of the employment agreement that arises in connection with or following a change in control, plus interest on any delayed payment at the applicable federal rate under Section 7872 of the Internal Revenue Code of 1986, as amended (the "Code").

        The employment agreement for Mr. Viola provides for severance upon certain terminations of employment as described below under "Potential Payments Upon Termination of Employment or Change in Control."

Employment Agreement with Mr. Cifu

        On November 15, 2017, we entered into a new employment agreement with Mr. Cifu, which amends and supersedes the terms of his prior employment agreement dated April 14, 2015, pursuant to which Mr. Cifu will continue to serve as our Chief Executive Officer and report to our board of directors. Mr. Cifu's duties, responsibilities and permitted activities are substantially identical to his original employment agreement. During the term, Mr. Cifu's principal place of employment is in our principal office in New York, New York. Mr. Cifu's employment agreement further provides that to the extent such activities do not significantly interfere with the performance of his duties, service and responsibilities, Mr. Cifu is permitted to manage his personal, financial and legal affairs, serve on civic or charitable boards and committees and, to the extent approved by our board of directors, serve on corporate boards and committees; provided that Mr. Cifu is permitted to continue to be engaged in, or provide services to, certain specified businesses and activities (including but not necessarily limited to his role as the Vice Chairman and Alternate Governor of the Florida Panthers, a National Hockey League franchise, and his role as a director of the Independent Bank Group, Inc., a regional bank holding company), and, to the extent such activities do not significantly interfere with the performance of his duties, service and responsibilities, to become engaged in, or provide services to, any other business or activity in which Mr. Viola is permitted to become engaged in, to the extent that Mr. Cifu's level of participation in such businesses or activities are consistent with his participation in the aforementioned specified businesses or activities prior to the effective date of the employment agreement.

        The employment agreement has an initial term of five years ending on November 15, 2022, with automatic renewals for successive one-year terms thereafter unless either we or the executive provides notice of non-renewal at least ninety days in advance of the expiration of the then-current term. However, if a change in control of the Company occurs at a time when there are less than two years remaining in the term, the term will automatically be extended so that the expiration date is two years from the effective date of the change in control.

        Under the employment agreement Mr. Cifu's base salary remains at $1,000,000 and, beginning with calendar year 2018, Mr. Cifu is eligible to earn an annual bonus with a target bonus opportunity equal to $2,500,000 and a maximum bonus opportunity equal to $5,000,000. Eighty percent (80%) of the annual bonus will be based on the achievement of quantitative targets composed of specific components of the Company's annual budget and 20% of the annual bonus will be based on the achievement of qualitative goals. To the extent earned, 50% of the annual bonus will be paid in cash, 30% of the annual bonus will be paid in the form of restricted shares of Class A common stock of the Company that vest in three equal annual installments and the remaining 20% will be paid in the form of fully vested shares of Class A common stock. For calendar year 2017, Mr. Cifu may earn a discretionary annual bonus based on such business objectives and/or business performance as determined by our board of directors or the compensation committee of the board of directors in their or its sole discretion.

        The employment agreement provides that, commencing with calendar year 2018, Mr. Cifu will be eligible to receive an equity award at the beginning of each calendar year during the term (an "Annual Equity Grant"). It is our board of director's current intention that the Annual Equity Grant will be in the form of 150,000 restricted shares of Class A common stock that are subject to performance and service conditions. The number of shares earned under each Annual Equity Grant will be based on the percentage of budgeted EBITDA achieved in the applicable calendar year, with a minimum of 50% of shares earned upon at least 70% achievement and 100% of shares earned upon at least 75% achievement. To the extent any shares of Class A common stock are earned with respect to an applicable Annual Equity Grant, 50% of such shares will vest on the last day of the calendar year to which such award relates and the remaining 50% will vest on the last day of the subsequent calendar year, subject to Mr. Cifu's continued employment through each applicable vesting date.

        The employment agreement further provides that Mr. Cifu is entitled to participate in all of the Company's benefit plans and programs, and to receive perquisites, commensurate with his position, that are provided by the Company from time to time to senior executives generally, and to receive director and officer indemnification and insurance protection. In addition, during the term, Mr. Cifu will be provided a car and driver consistent with past practice.

        The employment agreement includes an acknowledgment that Mr. Cifu continues to be bound by the confidentiality and restrictive covenant provisions set forth in the Amended and Restated Virtu Financial LLC Agreement, which provides for confidentiality and non-disparagement restrictions, as well as non-compete and non-solicitation restrictions until the third anniversary on which Mr. Cifu ceases to be an officer, director or employee of the Company. The employment agreement also provides that the Company will pay as incurred, to the fullest extent permitted by law, all legal fees and expenses that Mr. Cifu incurs as a result of any contest (regardless of the outcome) by the Company, Mr. Cifu or others of the validity or enforceability of, or liability under, any provision of the employment agreement or any guarantee of performance of the employment agreement that arises in connection with or following a change in control, plus interest on any delayed payment at the applicable federal rate under Section 7872 of the Internal Revenue Code of 1986, as amended.

        The employment agreement for Mr. Cifu provides for severance upon certain terminations of employment as described below under "Potential Payments Upon Termination of Employment or Change in Control."

Employment Agreement with Mr. Molluso

        Virtu East entered into an employment agreement with Mr. Molluso on August 7, 2013 on an "at will" employment basis. The employment agreement provides for a salary of $500,000 per year and a starting bonus of $600,000 (which must be repaid upon a termination for "cause" (as defined in his employment agreement) or certain violations of his restrictive covenants). In addition, the employment agreement provides for eligibility to earn an annual cash bonus, as determined at the sole discretion of Virtu East. The employment agreement also provides for a grant of Class A-2 profits interests in Virtu Employee Holdco with the number of Class A-2 profits interests to be granted determined by dividing $6,000,000 by the most recent valuation of a Class A-2 capital interest of Virtu Financial. In connection with our initial public offering, Mr. Molluso's Class A-2 profits interests in Virtu Employee Holdco were reclassified into common units of Virtu Employee Holdco and are currently 100% vested. Mr. Molluso is eligible to participate in all benefit programs of Virtu East available to similarly situated employees.

        In connection with his employment agreement, Mr. Molluso entered into a restrictive covenant agreement that provides for confidentiality and non-disparagement restrictions and that he will not engage in any business that competes with Virtu or its affiliates, and he will not solicit or hire employees, consultants or members of Virtu East, its subsidiaries or its affiliates during his employment and for a period of three years thereafter. He is also subject to similar restrictive covenants under the limited liability company agreement of Virtu Employee Holdco (the "Virtu Employee Holdco Limited Liability Company Agreement").

Employment Agreement with Mr. Cavoli

        Virtu East entered into an employment agreement with Mr. Cavoli on June 24, 2015 on an "at will" employment basis. The employment agreement provides for a salary of $400,000 per year. In addition, the employment agreement provides for eligibility to earn an annual cash bonus, as determined at the sole discretion of Virtu East. The employment agreement also provided for a grant of restricted stock units with the number of restricted stock units to be granted determined by dividing $2,000,000 by the closing price of the Company's Class A common stock on Mr. Cavoli's start date of

September 28, 2015. Mr. Cavoli is eligible to participate in all benefit programs of Virtu East available to similarly situated employees.

        In connection with his employment agreement, Mr. Cavoli entered into a restrictive covenant agreement that provides for confidentiality and non-disparagement restrictions and that he will not engage in any business that competes with Virtu or its affiliates, and he will not solicit or hire employees, consultants or members of Virtu East, its subsidiaries or its affiliates during his employment and for a period of eighteen (18) months thereafter.

Outstanding Equity Awards at Fiscal 2017 Year End

        The following tables provide information about the outstanding equity awards held by our named executive officers as of December 31, 2017.

	Option Awards						Equity or Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that Have Not Vested (#)		Market Value of Shares of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($)
Vincent Viola	1,387,500	1,387,500	(2)	—	19.00	4/15/2025	—		—	—	—
Douglas A. Cifu	200,000	200,000	(2)	—	19.00	4/15/2025	—		—	—	—
Joseph Molluso	30,000	30,000	(2)	—	19.00	4/15/2025	—		—	—	—
	—	—		—	—	—	18,747	(3)	343,064	—	—
	—	—		—	—	—	5,774	(4)	105,664	—	—
Stephen Cavoli	—	—		—	—	—	3,750	(3)	68,625	—	—
	—	—		—	—	—	46,883	(5)	857,959	—	—

(1)
Market value is based on the closing price of a share of our Class A common stock on December 29, 2017 (the last trading day of Fiscal 2017) equal to $18.30.

(2)
As of December 31, 2017, these stock options were unvested and scheduled to vest in two equal installments on April 15, 2018 and 2019.

(3)
As of December 31, 2017, these restricted stock units were unvested and scheduled to vest in two equal installments on December 31, 2018 and 2019.

(4)
As of December 31, 2017, these restricted stock units were unvested and scheduled to vest on December 31, 2018.

(5)
As of December 31, 2017, these restricted stock units were unvested and scheduled to vest in two equal installments on August 24, 2018 and 2019.

        At the time of our initial public offering, we granted awards for an aggregate of 3,235,000 shares of our Class A common stock to our named executive officers under the 2015 Plan. The awards consisted of 2,775,000 stock options for Mr. Viola, 400,000 for stock options for Mr. Cifu and 60,000 stock options for Mr. Molluso. The stock options generally vest in four equal installments of 25% on each of the first four anniversaries of the date of grant and have an exercise price per share equal to the offering price of a share of our Class A common stock in our initial public offering and are otherwise subject to the terms of the 2015 Plan. The stock options for Messrs. Viola and Cifu provide for acceleration of vesting upon certain terminations of employment as described below under "Potential Payments Upon Termination of Employment or Change in Control."

        In Fiscal 2015, we granted 11,548 fully vested shares of our Class A common stock to Mr. Molluso and restricted stock units representing the right to receive 17,323 and 93,765 shares of our Class A common stock to Mr. Molluso and Mr. Cavoli, respectively. In Fiscal 2016, we granted 18,746 and 3,749 fully vested shares of our Class A common stock and restricted stock units representing the right to receive 28,120 and 5,624 shares of our Class A common stock to Mr. Molluso and Mr. Cavoli, respectively. In Fiscal 2017, we granted 22,483 fully vested shares of our Class A common stock and restricted stock units representing the right to receive 33,720 shares of our Class A common stock to Mr. Molluso. The grants of restricted stock units generally vest in three equal installments of 33.33% on each of the first three anniversaries of the date of grant and are otherwise subject to the terms of the 2015 Plan (Mr. Cavoli's restricted stock units granted in Fiscal 2015 vest in four equal installments of 25% on each of the first four anniversaries of the date of grant).

Potential Payments Upon Termination of Employment or Change in Control

Severance Benefits

        As of December 31, 2017, Mr. Molluso was not entitled to any payments in connection with the termination of his employment.

        Under Mr. Viola's employment agreement, if Mr. Viola's employment is terminated by us without cause (as defined in the employment agreement), due to death or disability (as defined in the employment agreement), by the executive for good reason (as defined in the employment agreement), or due to the expiration of the term on the expiration date as a result of our delivery of a notice of non-renewal of the term, then in addition to receiving their accrued amounts, Mr. Viola will receive, subject to the execution of a release of claims: (A) severance pay in an aggregate amount equal to the greater of (x) one times his base salary and (y) an amount equal to the total amount of base salary that would otherwise have been payable through the remainder of the term, and (B) continued health, dental, vision and life insurance benefits under the terms of our benefit plans for (x) twelve months or (y) the period from termination of employment through the remainder of the term, whichever is longer. However, if such termination occurs at any time within sixty days before, or 24 months following, a change in control, then in lieu of the severance amount set forth in clause (A), the executive will be entitled to receive two and a half (2.5x) times the sum of (1) his base salary and (2) the annual bonus (including any amounts deferred or satisfied through the grant of equity awards) most recently awarded to the executive for a completed fiscal year of the Company, and the benefits continuation period in clause (B) above will be extended to (x) 24 months or (y) the period from termination of employment through the remainder of the term, whichever is longer; and the Company will reimburse him, for two years following termination of his employment, for his lease of first-class office space and salary and benefit expenses for a secretarial or administrative assistant, consistent with those provided immediately prior to his termination of employment.

        Under Mr. Cifu's employment agreement, if Mr. Cifu's employment is terminated by us without cause (as defined in the employment agreement), due to death or disability (as defined in the employment agreement), by the executive for good reason) as defined in the employment agreement, or due to the expiration of the term on the expiration date as a result of the Company's delivery of a notice of non-renewal of the term, then in addition to receiving his accrued amounts, Mr. Cifu will receive, subject to the execution of a release of claims: (A) severance pay in an aggregate amount equal to the greater of (x) one times his base salary and (y) an amount equal to the total amount of base salary that would otherwise have been payable through the remainder of the term (the "Severance Amount"); (B) continued health, dental, vision and life insurance benefits under the terms of our benefit plans for (x) twelve months or (y) the period from termination of employment through the remainder of the term, whichever is longer (the "Benefits Continuation Period"); and following the Benefits Continuation Period, continued participation in the Company's health, dental, vision and life insurance until the earlier of (i) Mr. Cifu's independents reaching the age of 26, (ii) Mr. Cifu or his spouse becoming eligible for Medicare, or (iii) Mr. Cifu becoming eligible for comparable coverage under another employer's benefit plans, subject to Mr. Cifu's payment of the full cost of such benefits; (C) remain eligible to earn shares of Class A common stock under his then-current Annual Equity Award, and to the extent earned, a pro rata portion of such shares shall be deemed vested on the last day of the calendar year to which such award relates (the "Equity Acceleration"); (D) accelerated vesting of any earned but unvested shares of Class A common stock under the Annual Equity Award granted in the year prior to the year of termination; and (5) 150,000 shares of fully vested Class A common stock. However, if such termination occurs at any time within sixty days before, or 24 months following, a change in control, then Mr. Cifu is entitled to the payments and benefits described above, however (1) in lieu of the Severance Amount, Mr. Cifu will be entitled to receive two and a half times the sum of (x) his base salary and (y) the annual bonus (including any amounts deferred or satisfied through the grant of equity awards) most recently awarded to Mr. Cifu for a completed fiscal year of the Company; (2) the Benefits Continuation Period will be extended to (x) 24 months or (y) the period from termination of employment through the remainder of the term, whichever is longer; and (3) in lieu of the Equity Acceleration, Mr. Cifu will be entitled to a pro rata portion of all of the shares underlying his then-current Annual Equity Award, which shall be deemed vested on the last day of the calendar year to which such award relates.

        For purposes of the employment agreements, "change in control" generally means (i) the acquisition by any person of beneficial ownership of 30% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, but excluding acquisitions by the Company, Vincent Viola and his permitted transferees and their respective affiliates or any employee benefit plan sponsored by the Company or any of its affiliates, (ii) a change in the composition of the board of directors such that members of the board of directors during any consecutive 12-month period cease to constitute a majority of the board of directors, (iii) the approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company, or (iv) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an affiliate of the Company.

        If any payments to Messrs. Viola or Cifu are determined to be so-called "golden parachute" payments subject to the excise tax under Section 4999 of the Code, then such payments will be reduced to the extent such reduction would result in the executive retaining a greater net after-tax amount than he would have retained had he received the full amount of the payments and paid the applicable excise tax.

Equity Acceleration

        If Messrs. Viola or Cifu's employment with us or our affiliates is terminated (A) by us or our affiliates without cause (as defined in the executive's employment agreement), (B) by the executive for good reason (as defined in the executive's employment agreement), (C) due to the executive's death or (D) by us or our affiliates due to Disability (as defined in the executive's employment agreement), then all of their respective unvested stock options fully accelerate and become 100% vested shall become immediately vested as of the effective date of such termination.

Calculations of Benefits to Which Executive Would Be Entitled

        Assuming each named executive officer's termination of employment occurred on December 31, 2017 or a change in control occurred on December 31, 2017, the dollar value of the payments and other benefits to be provided to each of the named executive officers are estimated in the table below.

Name	Death, Disability, Termination Without Cause or for Good Reason ($)		Death, Disability, Termination Without Cause or for Good Reason 60 Days Prior to or 24 Months Following a Change in Control ($)		Non-Renewal by the Company ($)		Non-Renewal by the Company 60 Days Prior to or 24 Months Following a Change in Control ($)
Vincent Viola
Severance	18,132	(1)	581,750	(2)	18,132	(1)	581,750	(2)
Stock Options(3)	—		—		—		—
Douglas A. Cifu
Severance	7,748,271	(5)	5,371,558	(6)	7,748,271	(5)	5,371,558	(6)
Stock Options(3)	—		—		—		—
Joseph Molluso
Severance	—		—		—		—
Stock Options	—		—		—		—
Stephen Cavoli
Severance	—		—		—		—
Stock Options	—		—		—		—

(1)
Represents a cash severance payment of an amount equal to base salary continuation and continued health, dental, vision and life insurance benefits for 12 months.

(2)
Represents a cash severance payment of an amount equal to (i) 2.5x times the sum of (a) executive's base salary and (b) the most recently awarded annual bonus (which was $0), (ii) continued health, dental, vision and life insurance benefits for 24 months, and (iii) reimbursement for 2 years for his lease of first-class office space (estimated to be $2,000 per month based on the portion of the Company's office lease allocated to Mr. Viola's personal office space) and salary and benefit expenses for a secretarial or administrative assistant (estimated to be $248,743 per year) consistent with those provided immediately prior to the termination of employment.

(3)
As of December 31, 2017, the cash-out value of the unvested options at the fair market value of our Class A common stock on December 29, 2017 (the last trading day of Fiscal 2017) was $0.

(5)
Represents a cash severance payment of an amount equal to (i) base salary continuation and continued health, dental, vision and life insurance benefits through the remainder of the employment term (i.e., November 15, 2022) and (ii) a grant of 150,000 shares of Class A common stock.

(6)
Represents a cash severance payment of an amount equal to (i) 2.5 times the sum of (a) executive's base salary and (b) the most recently awarded annual bonus (which was $0), (ii) continued health, dental, vision and life insurance benefits through the remainder of the employment term (i.e., November 15, 2022) and (iii) a grant of 150,000 shares of Class A common stock.

Compensation of our Directors

        The compensation payable to our non-employee directors consists of the following:

  •
  an award of restricted stock units valued at $125,000 (which will be increased to $135,000 for fiscal year 2018) at the time of grant upon re-election at each subsequent annual meeting of stockholders. The restricted stock units vest on the one-year anniversary of the date of grant;

  •
  an annual cash retainer of $75,000, with no additional fees paid for board and committee meetings attended;

  •
  an annual cash retainer of $150,000 for the non-executive chairman of the board of directors, $25,000 for the chair of the Audit Committee, $20,000 for the chair of the Compensation Committee, $20,000 for the chair of the Nominating and Corporate Governance Committee and $20,000 for the chair of the Risk Committee; and

  •
  an annual cash retainer of $10,000 for members of the Audit Committee, $7,500 for members of the Compensation Committee, $7,500 for members of the Nominating and Corporate Governance Committee, and $7,500 for members of the Risk Committee.

        After four years of service non-employee directors must maintain a minimum stock ownership equal to $225,000.

        The following table sets forth compensation earned by our directors during the year ended December 31, 2017.

Name	Fees Earned or Paid in Cash($)(2)	Equity Award(s)(3)(4)	All Other Compensation($)	Total($)
John P. Abizaid	97,120	125,000	—	222,120
Douglas A. Cifu	—	—	—	—
William F. Cruger, Jr	99,589	125,000	—	224,589
John D. Nixon	89,036	125,000		214,036
John F. (Jack) Sandner	98,964	125,000	—	223,964
Vincent Viola	—	—	—	—
Michael T. Viola	41,250	125,000	—	166,250
Christopher C. Quick	88,401	125,000	—	213,401
Robert Greifeld	120,000	125,000	—	245,000
Glenn Hutchins	47,500	125,000	—	172,500
Joseph J. Grano, Jr.	21,250	93,750	—	115,000

(2)
The amounts reported in this column represent the fees allocable to Fiscal 2017.

(3)
The amounts reported in this column represents the grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to the grant of restricted stock units. Assumptions used in calculating these amounts are described in Note 16 of the Company's audited financial statements for the fiscal year ended December 31, 2017 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(4)
As of December 31, 2017, Messrs. Abizaid, Cruger, Nixon, Quick, and Sandner each held 6,965 unvested restricted stock units of the Company, and Michael Viola held 2,345 unvested restricted stock units of the Company, while Messrs. Greifeld, Hutchins, and Grano each held no outstanding equity awards. In addition, as of December 31, 2017, Michael Viola held 60,000 stock options of the Company, of which 30,000 were vested and exercisable. For outstanding equity awards held by Mr. Vincent Viola and Mr. Cifu, please see "Outstanding Equity Awards at Fiscal 2017 Year End" above.

Equity Compensation Plan Information

        The following table provides information about shares of common stock available for future awards under all of the Company's equity compensation plans as of December 31, 2017:

	Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	2015 Management Incentive Plan	8,591,047	$18.89	5,949,864
Equity compensation plans not approved by security holders	None	—	—	—

Total		8,591,047	$18.89	5,949,864

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Deloitte & Touche LLP has served as the Company's independent registered public accounting firm since 2011 and stockholders have ratified their appointment each year since 2016. However, this year the Audit Committee has not yet appointed an independent registered public accounting firm as it has elected to initiate an RFP for the 2018 audit, which has not been concluded as of the filing of this proxy statement. Once the RFP process has concluded, the Audit Committee will appoint the Company's independent registered public accounting firm for 2018. Going forward, we expect the appointment of the Company's independent registered public accounting firm to be presented to the stockholders for ratification at each annual meeting of stockholders. The Audit Committee has the discretion to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and our stockholders.

        A representative of the independent registered public accounting firm selected to conduct our audit for the year ended December 31, 2018 is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. Representatives of Deloitte & Touche LLP are not expected to attend the Annual Meeting.

Pre-Approval Policy

        The policy of our Audit Committee is to review in advance, and pre-approve all audit or non-audit services to be provided by the Company's independent or other registered public accounting firm and to approve all related fees and other terms of engagement.

        All of the audit-related, tax and all other services provided by Deloitte & Touche LLP to us subsequent to our initial public offering in 2016 were approved by our Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X. All non-audit services provided subsequent to our initial public offering in 2016 were reviewed with the Audit Committee, which in each case concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

Deloitte & Touche LLP Fees

        The following table presents aggregate fees billed to us for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2017 and December 31, 2016.

	2017	2016
Audit fees	$2,844,139	$2,656,377
Audit-related fees	$175,000	—
Tax fees	$14,404	$694,028
All other fees	—	—
Total	$3,033,542	$3,350,405

Audit Fees

        This category includes the aggregate fees during 2017 and 2016 for audit services provided by our independent registered public accounting firm for the fiscal years ending December 31, 2017 and December 31, 2016, including for the audits of our annual consolidated financial statements, and reviews of each of the quarterly financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees

        This category includes the aggregate fees during 2017 and 2016 for services related to the performance of the audits and reviews described in the preceding paragraph that are not included in the Audit Fees category, including fees associated with (i) accounting consultation and due diligence related to certain transactions, (ii) services rendered in connection with our registration statements and (iii) the preparation and review of documents related to our securities offerings.

Tax Fees

        This category includes the aggregate fees during 2017 and 2016 for professional tax services provided by the independent registered public accounting firm or its affiliates, including for tax compliance and tax advice.

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee of Virtu Financial, Inc. (the "Company") with respect to our audited financial statements for the year ended December 31, 2017. The information contained in this report shall not be deemed "soliciting material" or otherwise considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") except to the extent that we specifically incorporate such information by reference in such filing.

        The Audit Committee hereby reports as follows:

          1.     Management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. The Audit Committee, in its oversight role, has reviewed and discussed the audited financial statements with the Company's management.

          2.     The Audit Committee has discussed with the Company's independent registered public accounting firm the overall scope of, and plans for, their audit. The Audit Committee has met with the independent registered public accounting firm to discuss the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding "Communication with Audit Committees", as may be modified or supplemented.

          3.     The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding Deloitte & Touche LLP's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence. The Audit Committee has concluded that Deloitte & Touche LLP's provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte & Touche LLP's independence.

          4.     The Audit Committee has an established charter outlining the practices it follows. The charter is available on the Company's website at: http://ir.virtu.com/corporate-governance.cfm.

          5.     Based on the review and discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Company's board of directors, and the board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
William F. Cruger, Jr. John F. (Jack) Sandner Christopher C. Quick Joseph J. Grano, Jr.

 STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The tables below set forth information with respect to the beneficial ownership of our Class A common stock and Class B common stock by:

  •
  each of our directors and executive officers;

  •
  each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock and Class B common stock; and

  •
  all of our directors and executive officers as a group.

        We have four classes of authorized common stock. The Class A common stock and the Class C common stock have one vote per share. The Class B common stock and the Class D common stock have 10 votes per share. Shares of our common stock generally vote together as a single class on all matters submitted to a vote of our stockholders.

        Prior to our initial public offering, our business was conducted through Virtu Financial and its subsidiaries. In a series of transactions that occurred in connection with our initial public offering, (i) we became the sole managing member of Virtu Financial and acquired non-voting common interest units of Virtu Financial Units, (ii) certain direct or indirect equityholders of Virtu Financial acquired shares of our Class A common stock and (iii) certain direct or indirect equityholders of Virtu Financial had their interests reclassified into Virtu Financial Units and acquired shares of our Class C common stock or, in the case of the Founder Member only, shares of our Class D common stock (collectively, the "Virtu Members"). Subject to certain restrictions, each Virtu Member, other than the Founder Member, has the right at any time to exchange any vested Virtu Financial Units (together with a corresponding number of shares of Class C common stock) for shares of Class A common stock on a one-for-one basis. Subject to certain restrictions, the Founder Member has the right at any time to exchange any Virtu Financial Units (together with a corresponding number of shares of Class D common stock) for shares of Class B common stock on a one-for-one basis. Shares of Class B common stock may be converted into shares of Class A common stock on a one-for-one basis.

        The numbers of shares of Class A common stock beneficially owned and percentages of beneficial ownership set forth in the table below assume that (i) all Virtu Financial Units (together with the corresponding shares of Class C common stock) that have vested or will vest within 60 days have been exchanged for shares of Class A common stock, (ii) all Virtu Financial Units (together with the corresponding shares of Class D common stock) have been exchanged for shares of Class B common stock and (iii) all shares of Class B common stock have been converted into shares of Class A common stock. Subject to the assumption in the preceding sentence, the amounts and percentages of Class A common stock and Class B common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

        Except as set forth in the footnotes below, the percentages included in the following table are based on 91,512,581 shares of Class A common stock outstanding, 17,066,564 Virtu Financial Units and related shares of Class C common stock, and 79,610,049 Virtu Financial Units and related shares of Class D common stock outstanding as of April 12, 2018.

        Unless otherwise indicated, the address for each beneficial owner listed below is: c/o Virtu Financial, Inc., 300 Vesey Street, New York, New York 10282.

	Class A Common Stock (on a fully exchanged and converted basis)		Class B Common Stock (on a fully exchanged and converted basis)(1)		Combined Voting Power(2)
	Number	Percentage	Number	Percentage	Percentage
	As of April 12, 2018 (unless otherwise stated in the footnotes below)
Name of Beneficial Owner
5% Equityholders
TJMT Holdings LLC(3)	80,610,490	42.8	79,610,490	100	88.1
Virtu Employee Holdco LLC(4)	11,029,102	5.9	—	—	1.2
Funds affiliated with Temasek Holdings (Private) Limited(5)	20,330,503	10.8	—	—	2.2
William Blair Investment Management, LLC(6)	3,683,700	2.0	—	—	*
BlackRock, Inc.(7)	2,125,657	1.1	—	—	*
North Island Ventures, LLC(8)	40,064,103	21.3	—	—	4.4
Directors and Executive Officers
Vincent Viola(3)(4)	93,920,842	49.4	79,610,490	100	89.4
Douglas A. Cifu(9)	4,192,662	2.2	—	—	*
Joseph Molluso(10)(11)	562,211	*	—	—	*
Stephen Cavoli	34,706	*	—	—	*
Robert Greifeld(8)	40,064,103	21.3	—	—	4.4
John P. Abizaid(10)(11)	26,759	*	—	—	*
William F. Cruger, Jr.(10)(11)	19,987	*	—	—	*
Joseph J. Grano, Jr.	—	—	—	—	*
Glenn Hutchins(8)	40,064,103	21.3	—	—	4.4
John D. Nixon(11)	17,929	*	—	—	*
Christopher C. Quick	7,019	*	—	—	*
John F. (Jack) Sandner(10)(11)	21,259	*	—	—	*
Michael T. Viola(3)	80,715,822	42.9	79,610,490	100	88.1
All directors and executive officers as a group (13 persons)	138,390,250	73.5	79,610,490	100	93.7

*
Less than 1%

(1)
Represents (i) 1,000,000 shares of Class A common stock that TJMT Holdings LLC, the Founder Member, directly owns and (ii) 79,610,490 shares of Class A common stock issuable to the Founder Member at any time upon (i) the exchange of the 79,610,490 Virtu Financial Units and an equal number of shares of Class D common stock held by the Founder Member for shares of Class B common stock and (ii) the conversion of such shares of Class B common stock into shares of Class A common stock.

(2)
Percentage of combined voting power represents voting power with respect to all shares of our Class A common stock, Class B common stock, Class C common stock and Class D common stock, voting together as a single class. Each holder of Class B common stock and Class D common stock is entitled to 10 votes per share and each holder of Class A common stock and Class C common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. Our Class C common stock and Class D common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) associated with our Class A common stock and Class B common stock.

(3)
The Founder Member is owned by trusts for the benefit of family members of Mr. Viola and Teresa Viola, Mr. Viola's wife. Teresa Viola and Michael T. Viola, Mr. Viola's son and one of our directors, share dispositive control and voting control over the shares held by the Founder Member. As a result, Teresa Viola and Michael T. Viola beneficially own 79,610,490 Virtu Financial Units and an equal number of shares of Class D common stock held by the Founder Member and 1,000,000 shares of Class A common stock held by the Founder Member. In addition, Michael T. Viola also holds 52,235 Virtu Financial Units and an equal number of shares of Class C common stock through Virtu Employee Holdco, directly owns 8,097 shares of Class A common stock and directly owns 45,000 shares of Class A common stock issuable upon the exercise of stock options that have vested or will vest within the next 60 days. Mr. Vincent Viola may be deemed to beneficially own the shares held by the Founder Member by virtue of his relationship with Teresa Viola.

(4)
Mr. Viola is the manager of Virtu Employee Holdco, a vehicle that holds Virtu Financial Units on behalf of certain directors and key employees, and exercises dispositive control and voting control over the 11,029,102 shares issuable upon the exchange of Virtu Financial Units and corresponding shares of Class C common stock held by Virtu Employee Holdco (including both vested and unvested Virtu Financial Units and corresponding shares of Class C common stock). Mr. Viola disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein. In addition, Mr. Viola directly owns 200,000 shares of Class A common stock and 2,081,250 shares of Class A common stock issuable upon the exercise of stock options that have vested or will vest within the next 60 days, and may be deemed to beneficially own 79,610,490 Virtu Financial Units and an equal number of shares of Class D common stock, and 1,000,000 shares of Class A common stock, each beneficially owned by Teresa Viola, Mr. Viola's wife, that Mr. Viola may be deemed to beneficially own by virtue of their relationship.

(5)
Based upon statements in the Schedule 13D/A filed by Temasek Holdings (Private) Limited ("Temasek"), Fullerton Fund Investments Pte Ltd ("Fullerton"), Havelock Fund Investments Pte Ltd ("Havelock"), Temasek Capital (Private) Limited ("Temasek Capital"), Seletar Investments Pte Ltd ("Seletar") and Aranda on August 11, 2017. Fullerton, through its ownership of Havelock, may be deemed to share voting and dispositive power over the 12,317,682 Class A Shares beneficially owned or deemed to be beneficially owned by Havelock. Seletar, through its ownership of Aranda, and Temasek Capital, through its ownership of Seletar, each may be deemed to share voting and dispositive power over the 8,012,821 Class A Shares beneficially owned or deemed to be beneficially owned by Aranda. Temasek, through its ownership of Fullerton and Temasek Capital, may be deemed to share voting and dispositive power over the Class A Shares beneficially owned or deemed to be beneficially owned by Fullerton, Havelock, Temasek Capital, Seletar and Aranda. The address of Temasek is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore 238891.

(6)
Based upon statements in the Schedule 13G/A filed by William Blair Investment Management, LLC ("William Blair Investment Management") on February 13, 2018. William Blair Investment Management has (i) sole voting power over 3,327,203 shares of Class A common stock; and (ii) sole dispositive power over 3,683,700 shares of Class A common stock. The address of William Blair Investment Management is 230 W. Adams St., Chicago, IL 60606.

(7)
Based upon statements in the Schedule 13G/A filed by BlackRock, Inc. ("BlackRock") on September 8, 2017, BlackRock has (i) sole voting power over 2,076,516 shares of Class A common stock; and (ii) sole dispositive power over 2,125,657 shares of Class A common stock. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(8)
Based upon statements in the Schedule 13D filed by North Island Ventures, LLC ("Ventures"), North Island Holdings I, LP ("NIH"), North Island Holdings I GP, LP (the "NIH GP"), North

  Island, West Meadow Group LLC ("West Meadow"), Glenn H. Hutchins and Robert Greifeld (collectively, the "NIH Reporting Persons") on July 31, 2017. NIH GP is the sole general partner of NIH, and in that capacity, directs the operations of NIH. Ventures is the sole general partner of the NIH GP, and in that capacity, directs the operations of the NIH GP. Messrs. Hutchins and Greifeld, directly and/or indirectly through North Island and West Meadow, respectively, each controls 50% of the membership interests in Ventures and are executives of Ventures. North Island and West Meadow are controlled by Messrs. Hutchins and Greifeld, respectively. The NIH Reporting persons have shared voting and dispositive power over 39,725,979 shares of Class A common stock. The principal business address of each of Ventures and Messrs. Hutchins and Greifeld is 51 West 52nd Street, 30th Floor, New York, NY 10019, and the principal business address of each of NIH and NIH GP is c/o North Island Ventures, LLC, 51 West 52nd Street, 30th Floor, New York, NY 10019. The principal business address of North Island is c/o Glenn H. Hutchins, 51 West 52nd Street, 30th Floor, New York, NY 10019. The principal business address of West Meadow is c/o Robert Greifeld, 51 West 52nd Street, 30th Floor, New York, NY 10019. Under the Stockholders Agreement (as defined below), the Founder Member has agreed to take all necessary action, including voting all of its shares of capital stock of the Company or providing written consent to cause the election of the directors nominated by NIH pursuant to the NIH Investment Agreement (as defined below) and in accordance with the terms of the Stockholders Agreement.

(9)
The Class A common stock owned by Mr. Cifu is comprised of (i) 300,000 shares of Class A common stock issuable upon the exercise of stock options that have vested or will vest within the next 60 days; (ii) 2,830,742 shares of Class A common stock issuable upon the exchange of Virtu Financial Units and corresponding shares of Class C common stock held by Mr. Cifu; (iii) 819,804 shares of Class A common stock issuable upon the exchange of Virtu Financial Units and corresponding shares of Class C common stock held by a trust for the benefit of the Cifu Family Trust and (iv) 242,116 shares of Class A common stock held by Mr. Cifu directly. Melissa B. Lautenberg, Mr. Cifu's wife, and Dr. Mitchel A. Lautenberg, Ms. Lautenberg's brother, share dispositive control and voting control over the shares held by the Cifu Family Trust. Mr. Cifu may be deemed to beneficially own the shares held by the Cifu Family Trust by virtue of his relationship with Ms. Lautenberg.

(10)
Includes Virtu Financial Units and corresponding shares of Class C common stock held by Virtu Employee Holdco on behalf of such person that have vested or will vest within the next 60 days.

(11)
Includes stock options or restricted stock units that have vested or will vest within the next 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policies and Procedures

        Upon the consummation of our initial public offering, we adopted a written Related Person Transaction Policy (the "Policy"), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the Policy, our Audit Committee has overall responsibility for implementation of and compliance with the Policy.

        For purposes of the Policy, a "related person transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the Policy) had, has or will have a direct or indirect material interest. A "related person transaction" does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors or Compensation Committee.

        The Policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the Policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that the Audit Committee may determine whether to ratify, rescind or terminate the related person transaction.

        The Policy also provides that the Audit Committee reviews certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Amended and Restated Virtu Financial Limited Liability Company Agreement

        In connection with the reorganization transactions preceding our initial public offering, we, Virtu Financial and each of the Virtu Members (including the Founder Member, Mr. Cifu, certain affiliates of Silver Lake Partners, an affiliate of Temasek and Virtu Employee Holdco) entered into the Amended and Restated Virtu Financial LLC Agreement.

        In accordance with the terms of the Amended and Restated Virtu Financial LLC Agreement, we operate our business through Virtu Financial and its subsidiaries. Pursuant to the terms of the Amended and Restated Virtu Financial LLC Agreement, so long as affiliates of Mr. Viola continue to own any Virtu Financial Units, shares of our Class A common stock or securities exchangeable or convertible into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of Virtu Financial and its subsidiaries or own any assets other than securities of Virtu Financial and its subsidiaries and/or any cash or other property or assets distributed by or otherwise received from Virtu Financial and its subsidiaries, unless we determine in good faith that such actions or ownership are in the best interest of Virtu Financial. As the sole managing member of Virtu Financial, we have control over all of the affairs and decision-making of Virtu Financial. As such, through our officers and directors, we are responsible for all operational and administrative decisions of Virtu Financial and the day-to-day management of Virtu Financial's business. We will fund any dividends to our stockholders by causing Virtu Financial to make distributions to its equityholders, including the Founder Member, Virtu Employee Holdco, the Employee Trust and us, subject to the limitations imposed by our credit agreement.

        The holders of Virtu Financial Units generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Virtu Financial. Net profits and net losses of Virtu Financial are generally allocated to its members pro rata in accordance with the percentages of their respective ownership of Virtu Financial Units, though certain non-pro rata adjustments are made to reflect tax depreciation, amortization and other allocations. The Amended and Restated Virtu Financial LLC Agreement provides for cash distributions to the holders of Virtu Financial Units for purposes of funding their tax obligations in respect of the taxable income of Virtu Financial that is allocated to them. Generally, these tax distributions are computed based on Virtu Financial's estimate of the net taxable income of Virtu Financial allocable to each holder of Virtu Financial Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income).

        The Amended and Restated Virtu Financial LLC Agreement provides that, except as otherwise determined by us, if at any time we issue a share of our Class A common stock or Class B common stock, other than pursuant to an issuance and distribution to holders of shares of our common stock of rights to purchase our equity securities under a "poison pill" or similar stockholders rights plan or pursuant to an employee benefit plan, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Virtu Financial (unless such shares were issued by us solely to fund (i) our ongoing operations or pay our expenses or other obligations or (ii) the purchase from a member of Virtu Financial of Virtu Financial Units (in which cash such net proceeds shall instead be transferred to the selling member as consideration for such purchase)) and Virtu Financial shall issue to us one Virtu Financial Unit. Similarly, except as otherwise determined by us, Virtu Financial will not issue any additional Virtu Financial Units to us unless we issue or sell an equal number of shares of our Class A common stock or Class B common stock. Conversely, if at any time any shares of our Class A common stock or Class B common stock are redeemed, repurchased or otherwise acquired, Virtu Financial will redeem, repurchase or otherwise acquire an equal number of Virtu Financial Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock or Class B common stock are redeemed, repurchased or otherwise acquired. In addition, Virtu Financial will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Virtu Financial Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the Virtu Financial Units.

        Pursuant to the terms of the Amended and Restated Virtu Financial LLC Agreement, certain members of management of Virtu Financial, including Messrs. Viola and Cifu, are subject to non-compete and non-solicitation obligations until the third anniversary of the date on which such person ceases to be an officer, director or employee of ours. The employee members of Virtu Employee Holdco are subject to similar restrictions under the limited liability company agreements of Virtu Employee Holdco.

        Subject to certain exceptions, Virtu Financial will indemnify the Virtu Members against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Virtu Financial's business or affairs or the Amended and Restated Virtu Financial LLC Agreement or any related document.

        Virtu Financial may be dissolved only upon the first to occur of (i) the sale of substantially all of its assets or (ii) as determined by us. Upon dissolution, Virtu Financial will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Virtu Financial's liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested Virtu Financial Units (after giving effect to any obligations of Virtu Financial to make tax distributions).

        Historically, Virtu Financial has regularly declared and paid distributions on its equity interests to its members, including the Company. During the year ended December 31, 2017, Virtu Financial declared and paid $150,300,000 in cash distributions to its members (including our Founder Member, Employee Holdco, and our executive officers) in accordance with their ownership interests.

Exchange Agreement

        At the closing of our initial public offering, we entered into an Exchange Agreement (the "Exchange Agreement") with Virtu Financial and each of the Virtu Members, pursuant to which they (or certain transferees thereof) have the right to exchange their Virtu Financial Units (along with the corresponding shares of our Class C common stock or Class D common stock, as applicable) for shares of our Class A common stock or Class B common stock, as applicable, on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Upon exchange, each share of our Class C common stock or Class D common stock will be cancelled.

        The Exchange Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the Virtu Members will be permitted to participate in such offer by delivery of a notice of exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the Virtu Members to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the Virtu Members may participate in each such offer without being required to exchange Virtu Financial Units and shares of our Class C common stock or Class D common stock.

        The Exchange Agreement also provides that, in the event of a merger, consolidation or other business combination involving us (unless, following such transaction, all or substantially all of the holders of the voting power of us prior to such transaction continue to hold a majority of the voting power of the surviving entity (or its parent) in substantially the same proportions as immediately prior to such transaction) is approved by our board of directors and consummated in accordance with applicable law, we may require that each of the Virtu Members exchange with us all of such Virtu Member's Virtu Financial Units and shares of our Class C common stock or Class D common stock, as applicable, for aggregate consideration for each Virtu Financial Unit and share of our Class C common stock or Class D common stock, as applicable, that is equivalent to the consideration payable in respect of each share of our Class A common stock in such transaction. Such Virtu Members are not required to participate in such a transaction that is tax-free for our stockholders unless the transaction is also tax-free for such Virtu Members as holders of Virtu Financial Units and shares of our Class C common stock or Class D common stock, as applicable.

Tax Receivable Agreements

        In connection with the reorganization transactions, we acquired equity interests in Virtu Financial from certain affiliates of Silver Lake Partners and Temasek, as a result of a series of transactions (the "Mergers"). In addition, we used a portion of the net proceeds from our initial public offering to purchase Virtu Financial Units and corresponding shares of common stock from certain direct or indirect equityholders of Virtu Financial. These purchases resulted in favorable tax basis adjustments to the assets of Virtu Financial that will be allocated to us and our subsidiaries. Future acquisitions of interests in Virtu Financial are expected to produce favorable tax attributes. In addition, future exchanges by certain direct or indirect equityholders of Virtu Financial of Virtu Financial Units and corresponding shares of Class C common stock or Class D common stock, as the case may be, for shares of our Class A common stock or Class B common stock, respectively, are expected to produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. Both the existing and anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

        We entered into three tax receivable agreements with certain direct or indirect equityholders of Virtu Financial (one with the Founder Member, Virtu Employee Holdco, the Employee Trust, certain management members and other post-initial public offering investors), another with affiliates of Silver Lake Partners and affiliates of Temasek, and the other with other affiliates of Silver Lake Partners that provide for the payment by us to certain direct or indirect equityholders of Virtu Financial (or their transferees of Virtu Financial Units or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Virtu Financial's assets resulting from (a) the acquisition of equity interests in Virtu Financial from an affiliate of Silver Lake Partners and an affiliate of Temasek, and another affiliate of Temasek (the "Temasek Member") in the reorganization transactions (which represents the unamortized portion of the increase in tax basis in Virtu Financial's assets resulting from a prior acquisition of interests in Virtu Financial by an affiliate of Silver Lake Partners and Temasek, and the Temasek Member, (b) the purchases of Virtu Financial Units (along with the corresponding shares of our Class C common stock or Class D common stock, as applicable) from certain of certain direct or indirect equityholders of Virtu Financial using a portion of the net proceeds from our initial public offering or in any future offering, (c) exchanges by certain direct or indirect equityholders of Virtu Financial of Virtu Financial Units (together with the corresponding shares of our Class C common stock or Class D common stock, as applicable) for shares of our Class A common stock or Class B common stock, as applicable, or (d) payments under the tax receivable agreements, (ii) any net operating losses available to us as a result of the Mergers and (iii) tax benefits related to imputed interest deemed arising as a result of payments made under the tax receivable agreements.

        The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, varies depending upon a number of factors, including the timing of exchanges by certain direct or indirect equityholders of Virtu Financial, the price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest.

        The payments we are required to make under the tax receivable agreements could be substantial. We expect that, as a result of the amount of the increases in the tax basis of the tangible and intangible assets of Virtu Financial, assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize in full the potential tax benefit described above, future payments to certain direct or indirect equityholders of Virtu Financial are expected to aggregate to approximately $147.0 million, ranging from approximately $0.3 million to $12.8 million per year over the next 15 years. Such payments will occur only after we have filed our U.S. federal and state income tax returns and realized the cash tax savings from the favorable tax attributes. Future payments under the tax receivable agreements in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The payments under the tax receivable agreements are not conditioned upon the certain direct or indirect equityholders of Virtu Financial's continued ownership of us.

        In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the tax receivable agreements, certain direct or indirect equityholders of Virtu Financial (or their transferees or other assignees) will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to certain direct or indirect equityholders of Virtu Financial will be netted against future payments otherwise to be made under the tax receivable agreements, if any, after our determination of such excess. As a result, in such circumstances we could make payments to certain direct or indirect equityholders of Virtu Financial under the tax receivable agreements that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

        In addition, the tax receivable agreements provide that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor's obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the tax receivable agreements. As a result, upon a change of control, we could be required to make payments under a tax receivable agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

        In addition, the tax receivable agreements provide that in the case of a change in control of the Company, certain direct or indirect equityholders of Virtu Financial have the option to terminate the applicable tax receivable agreement, and we will be required to make a payment to such electing party in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of 6.5% or LIBOR plus 100 basis points, which may differ from our, or a potential acquirer's, then-current cost of capital) under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our, or a potential acquirer's, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the tax receivable agreements may result in situations where certain direct or indirect equityholders of Virtu Financial have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreements that are substantial and in excess of our, or a potential acquirer's, actual cash savings in income tax.

        Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreements is dependent on the ability of our subsidiaries to make distributions to us. Our credit agreement restricts the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreements. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest until paid.

        We made our first payment of $7.0 million in February 2017. During the year ended December 31, 2017, an affiliate of Temasek received $2.0 million and an affiliate of a former stockholder received $3.5 million.

Indemnification Agreements

        We entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Agreements Entered into in Connection with the Acquisition of KCG Holdings, Inc.

        On April 20, 2017, the Company entered into an Agreement and Plan of Merger to acquire KCG Holdings, Inc. (the "Acquisition"). The Acquisition was completed on July 20, 2017.

  Temasek Investment Agreement

        In connection with financing the Acquisition, on April 20, 2017, the Company entered into an investment agreement (the "Temasek Investment Agreement") with Aranda Investments Pte. Ltd. (an affiliate of Temasek) ("Aranda") pursuant to which the Company agreed to issue 8,012,821 shares of the Company's Class A common stock to Aranda at a price of $15.60 per share. Pursuant to the Temasek Investment Agreement, on July 20, 2017 the Company issued to Aranda 6,346,155 shares of Class A common stock, in a private placement exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act, for an aggregate purchase price of approximately $99.0 million. Additionally, on August 10, 2017, the Company issued an additional 1,666,666 shares of its Class A common stock to Temasek pursuant to the Temasek Investment Agreement, for an aggregate purchase price of $26.0 million (collectively, the "Temasek Investment").

        The Temasek Investment Agreement provides that for so long as Aranda and its affiliates beneficially own at least 25% of its shares of Class A common stock held as of the closing of the Temasek Investment, Aranda is entitled to nominate one representative to serve as an observer on the Company's board of directors.

        The Temasek Investment Agreement contains customary representations and warranties by the Company and Aranda, and the Company and Aranda have agreed to indemnify their counterparty for losses resulting from a breach of any representations, warranties or covenants by the other party. The Company has also agreed to indemnify Aranda and certain of its affiliates for losses to the extent (i) such parties are party to a claim as a result of their direct or indirect ownership of the shares of Class A common stock acquired in connection with the Temasek Investment and (ii) such claim is based on the Company's or its subsidiaries' (a) failure or alleged failure to comply with any Law (as defined in the Temasek Investment Agreement) or (b) ownership or the operation of its assets and properties or the operation or conduct of its business.

  NIH Investment Agreement

        In connection with financing the Acquisition, on April 20, 2017, the Company entered into an investment agreement with NIH pursuant to which the Company agreed to issue 40,064,103 shares of the Company's Class A common stock to NIH at a price of $15.60 per share and pay to NIH a deal fee of $6.3 million, which fee was to be offset against the purchase price paid at the closing. On June 23, 2017, the investment agreement with NIH was amended and restated in its entirety to effect the fee offset provision by eliminating the deal fee and reducing the purchase price per share by an amount such that the net total amount payable as consideration by NIH remained unchanged (as amended, the "NIH Investment Agreement").

        Pursuant to the NIH Investment Agreement, on July 20, 2017, the Company issued to NIH 39,725,979 shares of the Company's Class A common stock in a private placement exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act, for an aggregate purchase price of approximately $613.5 million. On August 10, 2017, the Company issued an additional 338,124 shares of its Class A common stock to NIH for an aggregate purchase price of $5.2 million (collectively, the "NIH Investment"). In connection with the Temasek Investment and NIH Investment, the Company incurred approximately $7.8 million in fees that were recorded as a reduction to additional paid-in capital.

        Additionally, the NIH Investment Agreement provided NIH with certain board nomination rights determined based on the percentage of Class A common stock beneficially owned by NIH as of the closing of the NIH Investment. On July 20, 2017, pursuant to the NIH Investment Agreement, the Company's Executive Chairman and Founder, Vincent J. Viola, resigned as Executive Chairman and was appointed as Chairman Emeritus, Robert Greifeld was appointed as the new Chairman and Glenn Hutchins was appointed as a member of the Company's board of directors.

        The NIH Investment Agreement provides NIH with certain board nomination rights determined based on the percentage of the Company's Class A common stock beneficially owned by NIH as of the closing of the NIH Investment. For so long as NIH beneficially owns at least 50% of its shares of the Company's Class A common stock held as of the closing of the NIH Investment, NIH is entitled to nominate two directors to serve on the Company's board of directors. When NIH beneficially owns less than 50% but at least 25% of its shares of the Company's Class A common stock held as of the closing of the NIH Investment, NIH is entitled to nominate one director.

        In addition, for so long as NIH is entitled to nominate one director, NIH is entitled to certain pre-emptive rights with respect to issuances of the Company's equity securities, subject to customary exceptions, based on the percentage of the Company's Class A common stock owned by NIH at the time of such issuance.

        The NIH Investment Agreement also provides NIH with certain information rights determined based on the percentage of the Company's Class A common stock beneficially owned by NIH as of the closing of the NIH Investment.

        Pursuant to the NIH Investment Agreement, subject to certain exceptions, NIH will be restricted from transferring its Class A common stock of the Company until after the first anniversary of the closing of the NIH Investment.

        The NIH Investment Agreement contains customary representations and warranties by the Company and NIH, and the Company and NIH have agreed to indemnify their counterparty for losses resulting from a breach of any representations, warranties or covenants by the other party. The Company has also agreed to indemnify NIH and certain of its affiliates for losses to the extent (i) such parties are party to a claim as a result of their direct or indirect ownership of the shares of the Company's Class A common stock acquired in connection with the NIH Investment and (ii) such claim is based on the Company's or its subsidiaries' (a) failure or alleged failure to comply with any Law (as defined in the NIH Investment Agreement) or (b) ownership or the operation of its assets and properties or the operation or conduct of its business.

  Stockholders Agreement

        In connection with entering into the Temasek Investment Agreement and NIH Investment Agreement, on April 20, 2017, the Company entered into a Stockholders Agreement (the "Stockholders Agreement") with the Founder Member, Temasek, Havelock Fund Investments Pte Ltd. (an affiliate of Temasek) ("Havelock" and, together with Aranda, the "Temasek Entities") and NIH. The Stockholders Agreement became effective on July 20, 2017.

        Under the Stockholders Agreement, the Founder Member has agreed to take all necessary action, including voting all of its shares of capital stock of the Company or providing written consent to cause the election of the directors nominated by NIH pursuant to the NIH Investment Agreement and in accordance with the terms of the Stockholders Agreement. To the extent the Founder Member transfers any of its shares to an affiliated transferee, that transferee would also be bound by the terms of the Stockholders Agreement. The Founder Member's obligations pursuant to NIH's director nomination right will automatically terminate upon the termination of NIH's right to appoint directors pursuant to the NIH Investment Agreement.

        The Stockholders Agreement also grants the Temasek Entities and NIH with tag-along rights, subject to customary exceptions, in connection with a transfer of shares by the Founder Member that are subject to cutback provisions on a pro rata basis (in each case calculated based on a fully exchanged and converted to Class A common stock basis).

  Amended and Restated Registration Rights Agreement

        On April 15, 2015, prior to the consummation of the Company's initial public offering, the Company entered into a Registration Rights Agreement (the "Existing Registration Rights Agreement") with the Founder Member, Havelock and certain direct or indirect or equityholders of the Company that granted the parties certain demand and registration rights. In connection with Temasek Investment and the NIH Investment, on April 20, 2017, the Company and the parties thereto executed the Amended and Restated Registration Rights Agreement (the "Amended and Restated Registration Rights Agreement") to add NIH and Temasek as parties and provide them with similar registration rights as Havelock. The Amended and Restated Registration Rights Agreement became effective on July 20, 2017.

        Subject to several exceptions, including certain specified underwriter cutbacks and the Company's right to defer a demand registration under certain circumstances, the Founder Member, the Temasek Entities and NIH may require that the Company register for public resale under the Securities Act all common stock of the Company constituting registrable securities that they request be registered at any time so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of least $50 million. Under the Amended and Restated Registration Rights Agreement, the Company is not obligated to effectuate more than seven demand registrations for the Founder Member, more than four demand registrations for NIH or more than three demand registrations for the Temasek Entities. The Founder Member, the Temasek Entities and NIH also have the right to require the Company to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions. In addition, the Company is required to file a shelf registration statement for the registrable securities, and cause such shelf registration statement to become effective within one year after the earlier of the closing of the Temasek Investment and the NIH Investment.

        If the Founder Member, the Temasek Entities or NIH make a request for registration, the non-requesting parties to the Amended and Restated Registration Rights Agreement are entitled to piggyback registration rights in connection with the request. If such request is for an underwritten offering, the piggyback registration rights are subject to underwriter cutback provisions. In addition, the parties to the Amended and Restated Registration Rights Agreement are entitled to piggyback registration rights with respect to any registration initiated by the Company or another stockholder, and if any such registration is in the form of an underwritten offering, such piggyback registration rights are subject to underwriter cutback provisions.

        Pursuant to the Amended and Restated Registration Rights Agreement, NIH will have no registration rights until after the first anniversary of the closing of the NIH Investment and during such period NIH shall be deemed to be an Excluded Party (as defined in the Amended and Restated Registration Rights Agreement) in connection with certain cutback provisions (unless the Founder Member exercises its registration rights under the Amended and Restated Registration Rights Agreement, in which case NIH will have the right to exercise its registration rights).

        In connection with the registrations described above, the Company is required to indemnify any selling stockholders and the Company will bear all fees, costs and expenses (except underwriting commissions and discounts and fees and expenses of the selling stockholders and their internal and similar costs (other than the fees and expense of a single law firm representing the selling stockholders)).

Other Transactions

        The Company conducts securities lending transactions with Industrial and Commercial Bank of China ("ICBC"), which is partially owned by Temasek and its affiliates. As of December 31, 2017, the Company had a securities borrowed contract of $23.1 million and a securities loaned contract of $1.1 million with ICBC.

        The Company purchases network connections services from affiliates of Level 3 Communications ("Level 3"). Temasek and its affiliates have a significant ownership interest in Level 3. During the year ended December 31, 2017, the Company paid $2.5 million to Level 3 for these services.

        The Company purchases and leases computer equipment and maintenance and support from affiliates of Dell Inc. ("Dell"). Temasek and its affiliates have a significant ownership interest in Dell. During the year ended December 31, 2017, the Company paid $2.5 million to Dell for these purchases and leases.

        The Company purchases telecommunications services from Singapore Telecommunications Limited ("Singtel"). Temasek and its affiliates have a significant ownership interest in Singtel. During the year ended December 31, 2017, the Company paid $0.1 million to Singtel for these purchases.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file with the SEC initial reports of stock ownership and reports of changes in ownership of common stock and other equity securities of the Company. All Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to fiscal 2017, except that (i) a Form 3 of Mr. Cavoli filed on April 13, 2018, reporting his appointment as Executive Vice President, Markets of the Company in December 2017, and (ii) a Form 4 for Virtu Employee Holdco reporting the disposition of 1,275,137 shares of Class C common stock and corresponding Virtu Financial Units were filed late on April 13, 2018 due to an administrative oversight.

 ADDITIONAL INFORMATION

List of Stockholders of Record

        In accordance with Delaware law, a list of the names of our stockholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 8:30 a.m. and 4:30 p.m. local time at our principal executive offices at 300 Vesey Street, New York, New York 10282. This list will also be available at the Annual Meeting.

Submission of Stockholder Proposals at Next Year's Annual Meeting

        To be considered for inclusion in next year's proxy statement and form of proxy, stockholder proposals for the 2019 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on December 26, 2018, unless the date of the 2019 Annual Meeting of Stockholders is more than 30 days before or after June 5, 2019, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

        For any proposal or director nomination that is not submitted for inclusion in next year's proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2019 Annual Meeting of Stockholders, stockholders are advised to review our by-laws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year's annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 5, 2019 and the close of business on March 7, 2019 for the 2019 Annual Meeting of Stockholders. In the event that the 2019 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 5, 2019, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2019 Annual Meeting of Stockholders and no later than the later of (1) the 90th day prior to the 2019 Annual Meeting of stockholders and (2) the tenth day following the day on which we notify stockholders of the date of the 2019 Annual Meeting of Stockholders, either by mail or other public disclosure.

        All proposals should be sent to our principal executive offices at Virtu Financial, Inc., 300 Vesey Street, New York, New York 10282, Attn: Secretary.

        We advise you to review our bylaws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent bylaw provisions are available on request to the Secretary at the address set forth above.

Consideration of Stockholder-Recommended Director Nominees

        Our Nominating and Corporate Governance Committee will consider director nominee recommendations submitted by our stockholders. Stockholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our bylaws as described above to our principal executive offices at Virtu Financial, Inc., 300 Vesey Street, New York, New York 10282, Attn: Secretary.

        As required by our bylaws, stockholders should include the name, biographical information and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our bylaws. Evaluation of any such recommendations is the responsibility of the Nominating and Corporate

Governance Committee. In the event of any stockholder recommendations, the Nominating and Corporate Governance Committee will evaluate the persons recommended in the same manner as other candidates.

Stockholder Communications with the Board of Directors

        Any stockholder or other interested party may contact our board of directors as a group, our non-employee directors as a group, or any individual director by sending written correspondence to the following address: Virtu Financial, Inc., 300 Vesey Street, New York, New York 10282, Attn: Secretary.

 VIRTU FINANCIAL, INC. 300 VESEY STREET NEW YORK, NY 10282 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 4, 2018 for shares held directly and by 11:59 P.M. ET on May 31, 2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 4, 2018 for shares held directly and by 11:59 P.M. ET on May 31, 2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E46374-P07667 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VIRTU FINANCIAL, INC. The Board of Directors recommends you vote FOR the following proposal: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. 1.Election of Directors Nominees: 01) General John Philip Abizaid (Ret.) 02) John D. Nixon 03) Michael T. Viola !!! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners)Date

 Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. E46375-P07667 VIRTU FINANCIAL, INC. Annual Meeting of Stockholders June 5, 2018 9:00 AM EDT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Douglas Cifu and Joseph Molluso, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIRTU FINANCIAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM EDT on June 5, 2018, at 300 Vesey Street, New York, NY 10282, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side